Preliminary Offering Circular

March 9, 2016

Subject to Completion

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

BEAUTYKIND HOLDINGS, INC.

6101 W. Centinela Ave, Ste. 394

Culver City, CA 90230

Telephone: (310) 417-9149

$5,000,000 Minimum Offering Amount (800,000 Shares of Common Stock)

$10,000,000 Maximum Offering Amount (1,600,000 Shares of Common Stock)

BEAUTYKIND HOLDINGS, INC., a Delaware corporation, is offering a minimum of $5,000,000 and a maximum of $10,000,000 of its common stock (the “Common Stock”). To date, we have operated our business as BeautyKind, LLC, which, prior to the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, will be converted into a Delaware corporation and renamed BeautyKind Holdings, Inc. (the “Company”). The offering will consist of a minimum of 800,000 and a maximum of 1,600,000 shares of Common Stock at an offering price of $6.25 per share of Common Stock (the “Offered Shares”). This offering will terminate on [•], 2016, subject to the Company’s ability to extend the offering for thirty (30) days with the mutual agreement between us and our Underwriter, as defined below; provided that, if we have received and accepted subscriptions for the minimum number of Offered Shares on or before [•], 2016, or the end of the thirty (30) day extension, if exercised, then the Company will close on the minimum offering amount and this offering will continue until the earlier of (i) the date which is sixty (60) days after the initial closing of this offering or (ii) the date on which the maximum offering amount is sold (the “Termination Date”). If, on the initial closing date, we have sold less than the maximum Offered Shares, then we will hold one or more additional closings for additional sales, up to the maximum number of Offered Shares until the Termination Date. Until we achieve the minimum offering amount, the proceeds for the offering will be kept in an escrow account. Upon achievement of the minimum offering amount and closing of this offering, the proceeds for the offering will be distributed to the Company and the Offered Shares will be issued to the investors. If the offering does not close for any reason, the proceeds for the offering will be promptly returned to investors without deduction and generally without interest. FundAmerica Securities, LLC will serve as the escrow agent and will retain up to $5,000 of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent. The minimum purchase requirement per investor is 100 Offered Shares ($625); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

We have engaged W.R. Hambrecht + Co., LLC as the underwriter (the “Underwriter”) to offer the Offered Shares to prospective investors on a best efforts basis, and our Underwriter will have the right to engage such other broker dealers or agents as it determines to assist in the offering. We expect to commence the sale of the Offered Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”). We intend to apply for quotation of our common stock on the OTCQX Marketplace of OTC Link owned by OTC Markets Group, Inc. (the “OTCQX”). We anticipate quotation on the OTCQX to begin following the termination of this offering.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company
Per Offered Share :	$6.50	$0.33	$6.17
Minimum Offering Amount:	$5,000,000	$250,000	$4,750,000
Maximum Offering Amount:	$10,000,000	$500,000	$9,500,000

(1) We have agreed to reimburse certain expenses to our Underwriter. Please refer to the section entitled “UNDERWRITING AND PLAN OF DISTRIBUTION” beginning on page 12 of this Offering Circular for additional information regarding total underwriter compensation.

The date of this Offering Circular is                              , 2016

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 7.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. HOWEVER, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

SUMMARY AND RISK FACTORS

Special Note on Corporate Conversion and Ownership of Our Common Stock

On or shortly before the date the SEC qualifies the Offering Statement of which this Offering Circular form a part, we will convert from a Texas limited liability company (BeautyKind, LLC) to a Delaware corporation pursuant to a merger agreement between BeautyKind, LLC and BeautyKind Gives, LLC, a Delaware limited liability company which is a wholly owned subsidiary of BeautyKind Holdings, Inc. established solely for the purpose of accomplishing corporate conversion. As consideration for this merger, the security holders of BeautyKind, LLC will, pursuant to an exchange agreement, receive one share of the Company’s common or preferred stock for each common unit or preferred unit, respectively, they hold in BeautyKind, LLC. Immediately prior to the merger, BeautyKind, LLC will effect a 1-to-3.5 reverse split of its common and preferred units (the “Reverse Split”). Immediately following the merger, BeautyKind, LLC will be a wholly-owned subsidiary of the Company, and all of the officers and managers of BeautyKind, LLC will become the officers and directors of the Company. All references to shares and units in this Offering Statement assume the effectiveness of the Reverse Split.

SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Offered Shares. To understand this offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section. The use of the words “we,” “us,” “the Company,” “BeautyKind,” or “our” (1) for periods prior to the date on which BeautyKind, LLC converts to BeautyKind Holdings, Inc. (the “Conversion Date”), refers to BeautyKind, LLC, and (2) and for periods following the Conversion Date, refers to BeautyKind Holdings, Inc., and our subsidiaries, except where the context otherwise requires. The use of the term “Board” or “Directors” (1) for periods prior to the Conversion Date refers to BeautyKind, LLC’s Board of Managers, whose membership is John Hilburn Davis, IV (“Hil Davis”), Neil S. Waterman, III, and Everett Pierce Marshall, Jr. (“Pierce Marshall”), and (2) for periods following the Conversion Date, refers to the Board of Directors of BeautyKind Holdings, Inc., whose membership we anticipate to be the same three people plus any other Board members appointed after March 9, 2016. The term “Operating Agreement” refers to our Company’s First Amended and Restated Operating Agreement dated May 15, 2015, as amended September 16, 2015. The term “Bylaws” refers to the bylaws of BeautyKind Holdings, Inc. which will become effective on the Conversion Date. The term “Certificate” refers to the certificate of incorporation of BeautyKind Holdings, Inc. The term “Governing Documents” refers to the Operating Agreement prior to the Conversion Date and the Certificate and Bylaws following the Conversion Date.

BeautyKind, LLC was formed as a Texas limited liability company on August 6, 2014. We engage in the business of selling prestige beauty, hair, fragrance, and skin care products. We primarily sell these products via direct sales though our website (beautykind.us). We also have: (i) a store inside the Bloomingdale’s Outlet store in New York City; and (ii) brand Ambassadors who work with national and local causes and refer consumers to our website. On the Conversion Date we will effect the Reverse Split and convert our Company from a limited liability company to a corporation pursuant to our Governing Documents. At such time, we will be known as BeautyKind Holdings, Inc.

We believe BeautyKind is the first company to harness the power of connecting cause, community and commerce and has created a new way to shop for beauty products that enables customers to buy prestige beauty, hair, fragrance and skin care products, while directing five percent of every purchase to causes of their choice. BeautyKind’s marketing approach utilizes personal social networks, media influencers, and it engages online communities to increasingly drive consumer purchase behavior and brand preference. BeautyKind utilizes the social networks of its users to market, advertise and sell beauty products, and has developed the BeautyKind Ambassador Program, which provides additional incentives to individual users by rewarding them and their referrals for purchasing our products while benefiting the charities of their choice.

We believe BeautyKind is the first prestige beauty website where consumers raise funds for charitable causes while they shop. We believe there are three factors that differentiate us from competitors:

1.    The most rewarding way to buy beauty products in the industry.

2.    An effortless and viral fundraising platform.

3.    A business model that gains strength from the power shift to consumers, communities and influencers who will redefine why people buy beauty products.

We believe customers will choose BeautyKind because of these three major benefits:

1.    The ability to give back to the customer’s personal cause;

2.    What we believe to be a best-of-class beauty products rewards program; and

3.    A personalized website where each customer’s website will be their personal beauty counter and not a generic homepage.

We believe in the principal of “Head, Heart and Wallet.” We are offering the same products for the same price, so there is no opportunity cost for a potential customer to choose us versus another beauty retailer except for the loyalty program. We believe our loyalty program is significantly more financially rewarding than any retailer in the beauty industry today. Our loyalty program also offers the emotional benefit to consumers of allowing them to support charitable causes that are personal to each customer.

We have four main customer acquisition channels that are driving our revenue growth. Our plan is to leverage these four channels with our marketing strategies.

•	Partnering with local and national causes – this involves giving causes a gift card program that gives a new customer discount to their network as an incentive to try BeautyKind.
•	Cause Ambassadors – these Ambassadors can earn monthly stipends based on their success raising money for causes that want to partner with BeautyKind and its gift card program and for driving new customers to our website.
•	Online and offline referrals – we plan to use a mix of beauty bloggers and influencers, such as celebrities, to spread the brand awareness of BeautyKind.
•	Bloomingdale’s store-in-store and the College Sorority Tour
o	A store-in-store concept is where a retailer or brand (like BeautyKind or Ralph Lauren) is given dedicated space in the larger retail store to set up its own dedicated branded space. We benefit from all the customers that visit this Bloomingdale’s store, yet we did not have to spend marketing dollars to generate this foot traffic.
o	Our goal with the College Sorority Tour is to introduce BeautyKind to college students by using a container pop-up showroom that we can move around to different college campuses and destinations.

We intend to use the proceeds from this offering to fund business operations, including increased marketing expenditures. We intend to pursue multiple marketing channels , including cable TV, digital advertising, search engine optimization, email personalization, paid search, mobile advertising, and pop up stores. We believe our marketing strategy will drive brand awareness, customer acquisition, and revenue. We do not anticipate spending substantial marketing dollars on any of these channels unless we have tested them and can quantify a return on the investment.

From inception in August 2014 through our fiscal year ended January 31, 2015, we generated a total of $28,053 in revenues. During the six months ended on July 31, 2015, we generated $517,713 in revenues.

Relationship with We-Commerce

We-Commerce Holdings, LLC, a Texas limited liability company (“We-Commerce”), is an affiliated entity of the Company, created by the founders of the Company to provide shared services including technology, administrative, and management services to the Company, and to aggregate market and customer data across multiple sales verticals unrelated to the beauty industry. Hil Davis, our sole executive officer and a member of our Board, beneficially owns 68% of outstanding shares of We-Commerce. In addition, the two other members of our Board, Neil Waterman and Pierce Marshall, beneficially own 10.63% and 9.5%, respectively, of outstanding shares of We-Commerce.

Effective April 6, 2015, the Company entered into an asset purchase agreement with We-Commerce whereby the Company sold all of its customer data, customer lists, technology and certain intellectual property assets (including capitalized software and website development) in exchange for a term note receivable totaling $2,260,000, which was based on a valuation performed by a third party valuation firm. The Company entered into this asset purchase agreement so that We-Commerce can, via: (1) the administrative services agreement; and (2) the exclusive market agreement and non-exclusive license agreement described below, provide shared services to the Company as well as aggregate market and customer data from multiple sales verticals unrelated to the beauty industry for the use and benefit of the Company. In addition, this asset purchase agreement allowed the Company, per the exclusive market agreement and non-exclusive license agreement described below, to license this technology at no cost to the Company until the Company has total gross revenues that exceed $12,500,000 per quarter, As compensation for the assets, in addition to the term note receivable, We-Commerce issued one common unit in We-Commerce to the Company’s Series A unit holders for every three Series A units they held on April 6, 2015. These unit holders included all of the Directors (Messrs. Davis, Waterman, and Marshall).

Following the sale of the capitalized software and capitalized website development asset the Company paid additional software and development costs on behalf of We-Commerce in exchange for an additional revolving note receivable due from the related entity totaling $215,039 during the six months ended July 31, 2015.

Effective April 6, 2015, the Company entered into an administrative services agreement and an exclusive market agreement and non-exclusive license agreement with We-Commerce. Under the administrative services agreement We-Commerce will provide certain technology, administrative accounting, customer data analytics, marketing and operations services to the Company. The initial term of the agreement is twelve months and it automatically renews annually unless terminated by either party. Under the exclusive market agreement and non-exclusive license agreement the Company receives a royalty free license to all customer data, customer lists, technology and intellectual property (including capitalized software and website development) transferred to We-Commerce in exchange for a license fee to be paid to We-Commerce of 1% of total quarterly gross revenues of the Company if total gross revenues exceed $12,500,000 per quarter.

Our Corporate and Capital Structure

Our Company was originally organized as a Texas limited liability company formed on August 6, 2014. On the Conversion Date we will effect the Reverse Split and convert our Company from a limited liability company to a Delaware corporation pursuant to our Governing Documents. At such time, we will be known as BeautyKind Holdings, Inc.

On the Conversion Date and thereafter, our Company will have authorized capital stock consisting of: (a) 50,000,000 shares of preferred stock, par value of $0.001 per share divided into two series: (i) 25,000,000 shares designated “Series A Preferred Stock”; and (ii) 25,000,0000 shares designated “Series A-2 Preferred Stock” (the Series A and Series A-2 are collectively referred to herein as “Preferred Stock”); and (b) 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock” and, together with the Preferred Stock, the “Capital Stock”). Each share of Preferred Stock is convertible, at the option of the holder, into the same number of shares of Common Stock. Assuming the conversion takes place prior to March 10, 2016, the Company will have 1,877,781 shares of Preferred Stock outstanding (806,352 shares of Series A and 1,071,429 shares of Series A-2) and 1,301,632 shares of Common Stock outstanding. An additional 559,672 shares of Common Stock are issuable upon the exercise of warrants (the “Warrant Shares”) and will be outstanding on the Conversion Date. As the shares of Preferred Stock and Warrant Shares are convertible into shares of Common Stock at the option of the holder, on a fully-diluted basis, the Company will have 3,739,085 shares outstanding on the Conversion Date. (An additional 716,497 shares of Common Stock (the “Option Shares”) will be issuable upon the exercise of options by shareholders as such options vest. Approximately 37,332 Option Shares vest on a monthly basis).

Securities Offered

We are offering a minimum of 800,000 ($5,000,000) and a maximum of 1,600,000 ($10,000,000) shares of Common Stock in this offering with a minimum purchase requirement of 100 Offered Shares ($625). This offering will be closed at such time as the offering amount is reached. Our Underwriter and the participating broker-dealers, (our “Selling Group”) must sell the minimum number of Offered Shares (the “Minimum Offering”), if any Offered Shares are to be sold. If we have not sold the Minimum Offering by [•], 2016 this offering will terminate; provided that, the Company may extend the offering for an additional thirty (30) days with the mutual agreement of our Underwriter (the “Extension”). If we have not sold the Minimum Offering by [•], 2016, we refer to [•], 2016 or the last day of the Extension, if exercised, as the “Termination Date”. If we sell at least the Minimum Offering, on or before the Termination Date, then we will close on the Minimum Offering (the “Initial Closing”). If, on the Initial Closing date, we have sold less than the maximum number of Offered Shares (the “Maximum Offering”), then we will hold one or more additional closings in our sole discretion for additional sales, up to the Maximum Offering, for sixty (60) days following the Initial Closing (the “Additional Closings”, and each, an “Additional Closing”). Following the Initial Closing, the Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including amount of proceeds received at the Initial Closing, the level of additional valid subscriptions received after the Initial Closing, and the eligibility of additional investors under applicable laws For the Initial Closing and each subsequent Additional Closing, proceeds for such closing will be kept in an escrow account. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors. If a closing does not occur for any reason, the proceeds for such closing will be promptly returned to investors without deduction and generally without interest. FundAmerica Securities, LLC will serve as the escrow agent and will retain up to $5,000 of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent. The minimum purchase requirement per investor is 100 Offered Shares ($625); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

Purchasers of Offered Shares will become Common Stockholders. Our Common Stock is common equity and contains no preferences as to other classes of our Capital Stock. Each share of our Common Stock entitles the holder to one vote on all matters submitted to the vote of the Stockholders, including the election of directors. Preferred Stockholders are also entitled to one vote per share held. The Preferred Stockholders vote together with the Common Stockholders on an as-converted basis, and not as a separate class.

Summary Risk Factors

•	We are a new venture with a limited operating history.

•	Our business is conducted in the mainland U.S. primarily in one channel, our website.

•	A third-party distributor picks, packs, and ships all of our products and a disruption or interruption in the supply chain may adversely affect our business.

•	We face intense competition and can make no assurances about our ability to overcome our competitive challenges.

•	If we are unable to retain or attract customers, our business and financial results will be adversely affected.

•	We currently have a moderate number of beauty product brands and, if we are unable to obtain new brands, our business and financial results will be adversely affected.

•	Our business could be adversely affected if we are unable to successfully protect our intellectual property rights or if our licensors are unable to successfully protect their intellectual property rights.

•	We are dependent upon our management team, and Hil Davis in particular.

•	You will have only limited voting rights with respect to the management of our Company.

•	We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

•	We do not know whether a public market for our securities will develop.

Reporting Requirements under Tier 2 of Regulation A

Following this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A including an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our Offered Shares is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in our Offered Shares should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase our Offered Shares. To the best of our knowledge, we have included all material risks to investors in this section.

General Risks of an Investment in Us

We are a new venture with a limited operating history.

An investment in BeautyKind is subject to the risks involved with any speculative new venture with limited operating history. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations or provide any certain rate of return or liquidity. There can be no guarantee that any benefits or advantages to consumers suggested or implied in this Offering Circular will be available or accomplished, or that the historical successes of our management or any other person identified herein will be repeated or will confer any benefits on us or prospective investors. Most new businesses don not achieve profitability and eventually fail. Our limited operating history also makes it difficult to predict our future performance or evaluate our business and prospects. Any predictions you or other investment professionals make about our future success or viability or evaluation of our business and prospects may not be accurate.

An investment in our Offered Shares is a speculative investment, and therefore, no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our Offered Shares. For this reason, each prospective investor of our Offered Shares should carefully read this Offering Circular. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

Since inception, we have experienced net losses.

During the period from August 6, 2014 (inception) to our fiscal year ended January 31, 2015, we recorded a net loss of $2,345,353, and during the six months ended July 31, 2015, we recorded a net loss of $2,061,775 resulting in an aggregate net loss of $4,407,311 since inception. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to increase expenditures on marketing and advertising and to develop our business infrastructures. If we are unable to generate positive net income in the future, the value of the Common Stock would likely be materially and adversely affected.

Our indebtedness may affect our operations.

In April 2015, we issued a note to Buaite Againn, LLLP (“Buaite”). Pierce Marshall, a member of our Board, is President of the general partner of Buaite. The outstanding balance on this note as of January 21, 2016 was $2,141,808, including accrued interest. Our ability to make principal and interest payments with respect to such debt depends on future performance, which performance is subject to many factors, some of which will be outside of our control. In addition, our indebtedness is secured by substantially all of our assets. Such leverage may also adversely affect our ability to finance future operations and capital needs, or to pursue other business opportunities and make results of operations more susceptible to adverse business conditions.

Risks Related to Our Business

If we are unable to retain or attract customers, our business and financial results will be adversely affected.

If we are unable to keep existing customers satisfied, sell additional products to existing customers or attract new customers, then our business and financial results may suffer. A variety of factors could affect our ability to successfully retain and attract customers in general, including the level of demand for our products, the quality of our products, our ability to update our products and sell new products.

Our business is conducted primarily in one channel, our website.

Our products are sold to retail consumers primarily through our website. Spending by retail consumers is affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence, all of which are beyond our control. We may face economic challenges because customers may have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices, among other things.

Consumer purchasing habits, including reducing purchases of products sold through websites, or reducing or buying products in channels other than websites, such as stores, could reduce our sales, impact our ability to execute our business strategy or have a material adverse effect on our prospects, business activities, cash flow, financial condition, and results of operations.

A third-party distributor picks, packs and ships all of our products and a disruption or interruption in the supply chain may adversely affect our business.

We currently work with one third-party distributor. Newgistics, Inc. picks, packs and ships the products in BeautyKind designated boxes, which include our own tissue paper, beauty samples, and any messaging we elect. We pay Newgistics a minimum of $3,500 per month for storing, picking, and packing our products, plus shipping fees. Although we insure our inventory, any loss, damage or disruption of this distributor’s facilities, or loss or damage of the inventory stored in them, could adversely affect our business, prospects, results of operations, financial condition or cash flows.

We anticipate that this dependence on a single third-party distributor will continue for the foreseeable future. There is a risk that Newgistics will elect not to do business with us in the future or will experience financial difficulties. Although we believe that we could develop relationships with new distributors and change distributors, if necessary, without incurring significant costs or delays, if we do not develop these relationships, we may not be able to increase, or even maintain, our revenue, and our financial condition, results of operations, business and/or prospects may be materially adversely affected.

We currently have a moderate number of beauty product brands and, if we are unable to obtain new brands, our business and financial results will be adversely affected.

At inception, we sold only 60 beauty product brands. Although we now sell more than 135 brands, there are hundreds of other brands that our existing and potential customers may wish to purchase, and if we are unable to obtain more brands for which there is demand by our customer base, these customers could shop elsewhere which would have a material adverse effect on our business. Our inability to expand our portfolio of beauty product brands may also adversely affect our ability to attract new customers.

We face intense competition and can make no assurances about our ability to overcome our competitive challenges.

We face intense competition. We principally compete against large and well-known cosmetics (color), fragrance and skincare retailers that sell broad product lines through various types of retail establishments and other channels, including through the Internet. In addition, we compete against many other beauty brands that manufacture and sell their own beauty product lines such as Clinique, Lancôme, and Kiehl’s sold through retail establishments and other channels, including through the Internet. This industry is highly competitive, and some of our principal competitors are larger than we are and have greater resources than we do and have products that have an established market. Many of these competitors also have the resources to manufacture and market their own products, which we do not intend to do. Self-manufacturing allows our competitors to control the costs of their products more than we can control our costs.

A failure, disruption, cyberattack or other breach in the security of an information technology system or infrastructure that we utilize could adversely affect our business and reputation and increase our costs.

We have a website that is our primary way to conduct business. We use third-party service providers in many instances to provide the information technology systems upon which our website relies. Our information technology systems and infrastructure, as well as those of third parties, are integral to our performance. Any of our information technology systems and infrastructure, or those of our third-party service providers, may be susceptible to outages, disruptions, destruction or corruption due to the complex landscape of localized applications and architectures as well as incidents related to legacy or unintegrated systems. These information technology systems and infrastructure also may be susceptible to cybersecurity breaches, attacks, break-ins, data corruption, fire, floods, power loss, telecommunications failures, terrorist attacks and similar events beyond our control.

We may not be able to successfully protect our intellectual property rights and our licensors may not be able to successfully protect their intellectual property rights.

The Company holds all of its trademarks, copyrights, logos, and domain name, and the exclusive perpetual license to use of the software, source code, and technology and other specific intellectual property owned or operated by We-Commerce, which are necessary to operate BeautyKind’s business activities.

Although our brand names are registered in the U.S., we may not be successful in asserting trademark protection. The costs required to protect our trademarks may be substantial. We also cannot assure that the owners of the trademarks that we license can or will successfully maintain their intellectual property rights

If other parties infringe on our intellectual property rights or the intellectual property rights that we license, the value of our brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could materially adversely affect our business, prospects, results of operations, financial condition or cash flows

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our success depends on the diligence, experience and skill of our Board and officers especially Mr. Davis who, on the Conversion Date, will be our sole executive officer and the Chairman. The loss of Mr. Davis, any future director or any other key person could harm our business, financial condition, cash flow and results of operations. Any such event would likely result in a material adverse effect on your investment.

Risks Relating to the Structure and Operation of the Company

We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our Board determines our operational policies and our business and growth strategies. Our directors may make changes to, or approve transactions that deviate from, those policies and strategies without a vote of, or notice to, our public stockholders. This could result in us conducting operational matters or pursuing different business or growth strategies than those contemplated in this Offering Circular. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect our business and growth.

Our management and Board will have significant control over our operations by virtue of the equity ownership in us by entities controlled by them.

Following the completion of this offering and assuming the Maximum Offering is sold and the offering is closed on March 9, 2016, Mr. Davis, a Director, our Chairman, and our sole executive officer will beneficially own approximately 26.8% of total outstanding shares; Mr. Waterman, one of our three Directors, will beneficially own approximately 4.3% of total outstanding shares; and Mr. Marshall, one of our three Directors, will beneficially own approximately 19.4% of total outstanding shares. Therefore, our executive officers and directors will beneficially own, in the aggregate, shares representing approximately 50.5% of our outstanding voting stock, on a fully diluted basis, following the completion of this offering, assuming that we sell an aggregate of 1.6 million shares in the offering. Although we are not aware of any voting arrangements that will be in place among these stockholders following this offering, if these stockholders were to choose to act together, as a result of their stock ownership, they would be able to influence our management and affairs and have significant control over all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such Stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stockholders will receive a distribution in such a case.

Risks Related to Conflicts of Interest and Interested Transactions

Messrs. Davis, Waterman, and Marshall possess ownership interests in We-Commerce which may create a conflict of interest for them.

Mr. Davis beneficially owns 68% of outstanding shares of We-Commerce and Neil Waterman and Pierce Marshall beneficially own 10.4% and 9.5%, respectively, of outstanding shares of We-Commerce. As a result, the terms and provisions of the agreements between us and We-Commerce may not solely reflect the result of arm’s-length negotiations. Thus, such agreements may provide for less favorable terms to our Company than would have been obtained were such agreements entered into with unaffiliated third parties.

Members of our Board will have other business interests and obligations to other entities.

Our sole executive officer and our Chairman, Mr. Davis, is managing the Company as his sole and exclusive function. Our other directors, however, are permitted to and do have other business interests and engage in other activities in addition to those relating to the Company, provided that such activities do not compete with the business of the Company or otherwise breach their agreements with the Company. Their other business interests and activities could divert time and attention from operating our business.

A majority of our Board is not independent.

One of our directors is the sole executive officer of the Company and he has a significant equity position in the Company. Another director is an affiliate because, on a fully diluted basis, he controls over 10% of the Company’s Common Stock. There are inherent risks associated with not having an independent board of directors, including the lack of ability to provide independent oversight of the Company’s management of business operation, conflict of interest in making major decisions affecting the Company, and difficulties in maintaining effective corporate governance functions that fully reflect the interest of minority and public stockholders.

Risks Related to the Offering and Lack of Liquidity

There has been no active public market for the Common Stock prior to this offering and an active trading market may not be developed or sustained following this offering, and the trading price and volume of our Common Stock may experience significant volatility.

Prior to this offering, there was no active market for our Common Stock. We intend to apply for quotation of our Common Stock on the OTCQX, but we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Common Stock will not be quoted on the OTCQX until after the termination of this offering, if at all. Therefore, purchasers in the Initial Closing will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for shares of the Common Stock will be determined by negotiation between us and our Underwriter. You may not be able to sell your shares of Common Stock at or above the initial offering price.

The OTCQX, as with other public markets, has from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of the Common Stock may be similarly volatile, and holders of shares of the Common Stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of the Common Stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this Offering Circular.

No assurance can be given that the market price of shares of the Common Stock will not fluctuate or decline significantly in the future or that Common Stockholders will be able to sell their shares when desired on favorable terms, or at all.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for Offered Shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Offered Shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board, in consultation with our Underwriter, has determined the offering price in its sole discretion. The fixed offering price for our Offered Shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

DILUTION

Since January 1, 2015: (i) Mr. Davis has acquired 196,942 A-2 shares at a price per share of $5.60; (ii) Mr. Waterman, via his control of Catapult, has acquired 184,037 warrant shares with an exercise price of $0.01 per share; and (iii) Mr. Marshall, via his control of Buaite, has acquired 283,617 warrant shares with an exercise price of $0.01 per share and has acquired 714,286 A-2 shares at a price per share of $5.60.

The disparity between the effective cash cost to insiders during the past year of $3.70 per share and the public offering price of $6.25 per share is $2.55 per share.

UNDERWRITING AND PLAN OF DISTRIBUTION

Underwriting

We have engaged W.R. Hambrecht + Co., LLC (the “Underwriter”) with respect to the Offered Shares. We anticipate entering into an underwriting agreement setting forth the definitive terms and conditions of the sale of the Offered Shares on or immediately prior to the date on which the SEC qualifies the Offering Statement (the “Qualification Date”).

Subject to certain conditions, the Underwriter has agreed to use its best efforts to procure potential purchasers for the Offered Shares. This offering is being undertaken on a best efforts only basis. The Underwriter is not required to take or pay for any specific number or dollar amount of our Common Stock. The Underwriter will have the right to engage such other FINRA member firms as it determines to assist in this offering.

The Offered Shares will be issued in one or more closings. For the initial closing (the “Initial Closing”) and each subsequent additional closing (“Additional Closing”), all proceeds for such closing will be kept in an interest bearing escrow account maintained by FundAmerica Securities, LLC for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act. Following the Initial Closing, the Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including amount of proceeds received at the Initial Closing, the level of additional valid subscriptions received after the Initial Closing, and the eligibility of additional investors under applicable laws. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors. The Underwriter and the participating broker-dealers (the “Selling Group”) must sell the minimum number of shares set forth in this offering circular (the “Minimum Offering”) if any shares are to be sold at all. The escrow account will be opened immediately prior to the Qualification Date and will remain open until the offering terminates without the Minimum Offering having been reached, or if the Initial Closing occurs, until the last Additional Closing date(s). All funds received into the escrow account will be held in an interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. All funds will be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by FundAmerica Securities, LLC per the instructions in the subscription agreement. FundAmerica Securities, LLC may accept checks from investors if such investors meet certain eligibility requirements. The Underwriter will not accept or handle any funds. The subscription agreement is available at www.                        .com. FundAmerica Securities, LLC, which will be the escrow agent, will notify the Underwriter when the full amount necessary to purchase the Minimum Offering has been received. If, on the Termination Date, investor funds are not received in respect of the Minimum Offering, then all investor funds that were deposited into the escrow account will be returned promptly to investors and the offering will terminate. FundAmerica Securities, LLC will retain up to $5,000 of interest accrued from funds deposited in the escrow account regardless of whether the offering closes as partial compensation for serving as the escrow agent.

	Per Share	Total
Public offering price	$6.50	$10,000,000
Underwriting commissions payable by us(1)	$0.33	$500,000
Proceeds, before expenses, to us	$6.17	$950,000,000

(1)	The underwriting discounts and commissions do not include the expense reimbursement, advisory fee, or Underwriter’s Warrants as described below.

Offered Shares sold to the public will initially be offered at the initial public offering price set forth on the cover of this Offering Circular. Any shares sold to securities dealers may be sold at a discount of up to $___ per share from the initial public offering price. After the initial offering of the shares, the offering price and the other selling terms may be subject to change. The offering of the shares is subject to receipt and acceptance and subject to the right to reject any subscription in whole or in part, for any reason or no reason.

Technology and Escrow Services

FundAmerica Securities, LLC has been engaged to provide certain technology and escrow services in connection with this offering. The Underwriter has agreed to pay FundAmerica Securities, LLC a facilitation fee equal to 0.5% of the gross proceeds from the sale of the securities being offered. In addition, the Underwriter has agreed to pay certain technology service fees to FundAmerica Securities, LLC for the technology services provided by its affiliate in the offering, including the online platform by which subscribers may receive, review, execute and deliver subscription agreements electronically. We have engaged FundAmerica Securities, LLC to serve as escrow agent for the offering. As partial compensation for serving as escrow agent, FundAmerica Securities, LLC will retain up to $5,000 of interest accrued from funds deposited in the escrow account whether or not the offering closes. In the event more than $5,000 in interest accrues on funds deposited in the escrow account, the excess will be distributed to each subscriber in the same proportion as such subscriber’s investment bears to the gross proceeds of the offering. FundAmerica Securities, LLC is also entitled to certain other itemized administrative fees, not to exceed a maximum of $55,900. FundAmerica Securities, LLC is not participating as an underwriter of the offering and will not solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or distribute the offering circular or other offering materials to investors. All inquiries regarding this offering or escrow should be made directly to the Company or the Underwriter.

Engagement Agreement with the Underwriter

We are currently party to an engagement agreement with the Underwriter. The term of the engagement agreement began on September 1, 2015 and will continue for one year, until September 1, 2016, unless one of the following events occurs prior to September 1, 2016, in which case the engagement agreement would be terminated early:

(i)	we and the Underwriter mutually agree to terminate the engagement agreement;

(ii)	we execute a definitive underwriting or placement agency agreement with the Underwriter; or

(iii)	we decide not to proceed with the offering or withdraw any offering statement filed with the SEC.

Compensation for Advisory Services. As part of the engagement agreement, the Underwriter agreed to provide us with financial advice and assistance concerning our business. As compensation for these advisory services, we agreed to pay the Underwriter $10,000 per month during the term of the engagement agreement. If the engagement agreement were to stay in place for a period of six months, we would pay the Underwriter a total of $60,000 as compensation for its advisory services.

Offering Expenses. We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including FINRA and blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Shares under state securities laws and FINRA clearance (not to exceed $30,000 in the aggregate); and (v) our transportation, accommodation, and other roadshow expenses. To the extent that any of our fees and expenses are paid by the Underwriter with our approval, we will, upon request, reimburse the Underwriter for such fees and expenses.

Reimbursable Expenses in the Event of Termination. In the event the offering does not close or the engagement agreement is terminated for any reason (other than termination due to the Underwriter’s material failure to provide its services), we have agreed to reimburse the Underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Underwriter’s legal fees, up to $75,000. However, the amount of reimbursable expenses to be paid to the Underwriter will be reduced by the amount of financial advisory fees we have paid to the Underwriter. For a description of the financial advisory fees, see “Compensation for Advisory Services” above.

Termination Fee. If we terminate the engagement agreement and then consummate a public offering in which the Underwriter does not serve as the Underwriter or placement agent within six months of such termination, then we have agreed to pay the Underwriter a termination fee equal to $75,000. However, the termination fee will be reduced by the amount of reimbursable expenses and financial advisory fees we have paid to the Underwriter. See “Reimbursable Expenses” and “Compensation for Advisory Services” above. The termination fee is not payable in the event we terminate the engagement agreement due to the Underwriter’s material failure to provide the services contemplated by the engagement agreement.

Underwriting Commission. We have agreed that the definitive underwriting agreement will provide for us to pay a commission of 5.0% of the gross offering proceeds to the Underwriter as compensation immediately upon consummation of the offering.

Underwriter’s Warrants

Upon each closing of this offering, we have agreed to issue Underwriter’s Warrants to the Underwriter to purchase a number of shares of the Common Stock equal to 5.0% of the total shares of the Common Stock sold in such closing. The Underwriter’s Warrants are exercisable commencing on the Qualification Date, and will be exercisable for five years. The Underwriter’s Warrants are not redeemable by us. The exercise price for the Underwriter’s Warrants will be the amount that is 15% greater than the offering price, or $[  ].

The Underwriter’s Warrants and the Common Stock underlying the Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriter, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Underwriter’s Warrants or the Common Stock underlying the Underwriter’s Warrants, nor will the Underwriter, or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying shares for a period of 180 days from the Qualification Date, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any underwriter or selected dealer participating in the offering and their officers or partners if the Underwriter’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Underwriter’s Warrants will provide for adjustment in the number and price of the Underwriter’s Warrants and the shares underlying such Underwriter’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

We and our officers, directors, and substantially all of our stockholders have agreed, or will agree, with the Underwriter, subject to certain exceptions, that, without the prior written consent of the Underwriter, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The initial public offering price was determined by negotiation between us and the Underwriter. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Underwriter;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the Underwriter and us.

We intend to apply to have the Common Stock quoted on the OTCQX following the termination of this offering.

Indemnification and Control

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter and its selling agents, affiliates and controlling persons may be required to make in respect of these liabilities.

The Underwriter and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Underwriter

In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)         You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)        You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)       You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)       You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)        You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)       You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)      You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)     You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This offering will start on or after the Qualification Date and will terminate on the later of the Termination Date or the date of the last Additional Closing.

Procedures for Subscribing

If you decide to subscribe for Offering Shares in this offering, you should:

Go to www.[____________].com, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified bank account at SunTrust Bank.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

The Underwriter intends to engage FundAmerica Technologies, LLC to provide certain technology and administrative services in connection with the offering, including the online platform by which subscribers may receive, review, execute and deliver subscription agreements electronically.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase Offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

Net proceeds to our Company from this offering are anticipated to be $9,300,000, assuming we sell the Maximum Offering, and $4,600,000, assuming we sell the Minimum Offering, following the payment of selling commissions, underwriter fees and other offering costs. Set forth below is a table showing the estimated sources and uses of the proceeds from this offering. We reserve the right to change the use of proceeds listed below.

	Minimum Offering	%	Maximum Offering Amount	%

Gross Proceeds	$5,000,000	100.0%	$10,000,000	100.00%

Estimated Offering Expenses [1]	$150,000	3.0%	$200,000	2.0%

Selling Commissions & Fees	$250,000	5.0%	$500,000	5.0%

Net Proceeds	$4,600,000	92.0%	$9,300,000	93.0%

Marketing[2]	$1,600,000	32.0%	$3,200,000	32.0%

Inventory	$500,000	10.0%	$1,100,000	11.0%

Working Capital [3]	$2,500,000	50.0%	$5,000,000	50.00%

Total Use of Proceeds	$4,600,000	100.00%	$9,300,000	100.00%

1 Estimated offering expenses include legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this offering, and transfer agent and escrow fees.

2 Of the marketing amounts listed above, we intend on using approximately 70% on national cable TV marketing, approximately 20% on container pop up and sorority tours, and the remaining 10% on PR and cause ambassadors.

3 Of the working capital amounts listed above, we intend on using approximately 40% on operational costs. This amount may be used to pay salaries and other compensation to our officers and members of our Board. We intend to keep approximately 60% of the working capital amount as cash on our balance sheet.

DESCRIPTION OF OUR BUSINESS

BeautyKind Overview

BeautyKind was formed as a Texas limited liability company on August 6, 2014. We believe BeautyKind is the first company to harness the power of connecting cause, community and commerce and has created a new way to shop for beauty products that enables customers to buy prestige beauty, hair, fragrance and skin care products, while directing five percent of every purchase to causes of their choice. BeautyKind’s marketing approach utilizes personal social networks, media influencers and engaged online communities to increasingly drive consumer purchase behavior and brand preference. BeautyKind utilizes the social networks of its users to market, advertise and sell beauty products, and has developed the BeautyKind Ambassador Program, which provides additional incentives to individual users to purchase our products by rewarding them and their referrals while benefiting the charities of their choice. We believe we have a one-of-a-kind beauty website that unites consumers, beauty brands, and charities to create what we believe is a much-needed shift in how business can deliver brand benefits, while supporting charities chosen by the customer, creating a deeper emotional connection.

Five Percent (5%) of every purchase from BeautyKind goes to a charity selected by the customer. BeautyKind rewards its customer for sharing and building a CARE network. For every $5.00 the customer’s network raises, the customer earns one (1) Beauty Point, which equals $1.00. CARE networks are created when one of three types of people or entities shares a unique a code with people: (1) when an individual customer shares their unique referral code that they find on our website; (2) when a cause shares their unique gift card code that is part of our gift card program; or (3) when a business or organization, such as a sorority, shares their unique gift card code.

These codes are generated as follows. BeautyKind’s proprietary software program creates a unique code for each customer. The customer can find the code on the “Invite A Friend” section of the website. The customer can invite a friend whenever they want, regardless of whether they have ever ordered a product. The customer can share their code on social media or via text or other methods.

Sororities and causes work directly with BeautyKind to create custom codes that BeautyKind creates manually in its back office. The sorority or cause must have a pre-existing relationship with the Company. The sororities and causes then share their codes with their donors, volunteers, and others via social media, email, or in print at events.

CARE networks are and will be comprised of our customers, some causes, and some businesses and organizations. A CARE network can only grow when people share their own unique referral code. The more someone shares their referral code, the more their network can grow. Larger networks raise more money for causes and also earn more rewards through our rewards program.

The CARE network is created when someone refers a new customer, which would create the first level of the CARE network. The new customer that was referred also has the ability to refer their friends and family, which would create a second level of the CARE Network for the original referee. In fact, the care network can include up to five levels of referrals, but no more. Each level of the CARE network pays 1% of the transaction value (before shipping and tax) into the Company's rewards program. This means the Company has total financial exposure to 5% of transaction revenue (5 levels x 1% per level). The Company does not believe every person will have five levels of referrals, as this would be mathematically impossible, which means the total exposure to the Company will be some percentage below 5%. The CARE network is passive, so customers cannot see who is in their network or manage their network. Customers are only see how much they CARE network has raised for causes and how much they have earned in their rewards program.

We believe the CARE networks will incentivize customers to share their referral code as much and as often as possible, which results in BeautyKind building a larger customer base more quickly. There is no additional role for the customer other than sharing their code, if they want to share their code. Customers and causes do not have to share their code.

A customer can use these dollars as currency on the site to purchase products or samples, upgrade or pay for shipping, donate to their cause, or even take out as cash on a debit card. If the customer chooses to take their rewards as cash, 5% of their cash value will be donated to their cause and the balance (95%) will be added to their BeautyKind branded debit card as cash. Additionally, the face of their debit cards will change colors based on how much their CARE networks have raised for causes (this is akin to the concept of American Express’ Gold, Platinum, and Black cards). Their status, however, is based on how much they have raised for causes. We believe giving back represents today’s new status and BeautyKind will have a branded debit card in every customer’s wallet that reflects their giving back status.

We believe BeautyKind is the first prestige beauty website where consumers raise funds for charitable causes while they shop. Three factors differentiate BeautyKind from its competitors:

1.	The most rewarding way to buy beauty products in the industry.
2.	An effortless and viral fundraising platform.
3.	A business model that gains strength from the power shift to consumers, communities and influencers who will redefine why people buy beauty products.

Beauty Industry

According to NPD, the global beauty industry is $265 billion and the US beauty industry is a $82 billion industry. The beauty industry is broken into two segments: prestige and mass. We are targeting the prestige industry because we will not need to compete with other retailers on pricing, as the basic price of prestige beauty products is set by the brands and not allowed to be discounted. According to the filings of the beauty product retailers who are publicly traded, the average spend per customer ranges from $300 to $400 a year.

In the prestige industry, there are 8 major retailers comprised of 2 specialty retailers (Sephora and ULTA) and 6 department stores (including Macy’s and Nordstrom). The two specialty retailers generate over $6.5 billion in revenues while the department stores generate over $8 billion in revenues. We believe the lack of retail choice for consumers is an advantage for us as these retailers have not evolved in decades and have built large physical store bases. This means that these retailers need to drive traffic and transactions to their stores or else they will suffer a decline in margin and profitability associated with high fixed operating costs and lower revenue.

This is why the online beauty market only represents 6% of the total beauty industry revenue, while e-commerce across all consumer categories represents 13%, with several industries above 20% according to NPD. If the beauty industry achieved an average e-commerce mix (13%), it would mean an additional $5.7 billion in online revenues. Based on comments from ULTA’s management team in their public filings, they intend to target a 10% e-commerce mix as any additional e-commerce revenue would result in a decline in operating margin associated with the physical store base being de-leveraged.

BeautyKind’s Target Demographic

We are principally targeting Millennials and Gen X customers. We use the terms “Millennials” to refer to those born in the U.S. between 1980 and 1997 and “Gen X” to refer to those born in the U.S. between 1961 and 1980.

Based on American Express data, the Gen X demographic annual beauty spend is very high and we believe will be a high percentage of our revenue mix. Additionally, according to UNH, this demographic looks for the best deal and value they can find. Given that prices are fixed by the brands, we believe this means the customer will look at the rewards program as the driver of value. We believe our rewards program is more financially rewarding and attractive than the current rewards programs offered by other beauty retailers.

We believe the Millennials represent the next generation of beauty product consumers and their purchasing behaviors are driven significantly by a desire to give back and advance social and charity causes. These customers are also not as brand loyal and are driving the e-commerce shift. Therefore, we believe our business model aligns well with how Millennials want to contribute to society at large and how they want to shop. This demographic also shares more personal information online, and we believe our giving-back message, sorority tour and online referral program will facilitate and enhance such online sharing in a very emotional and authentic way, which in turn will drive our brand awareness and customer acquisition.

Why Customers Will Choose BeautyKind

We believe BeautyKind offers customers the three major benefits shown below:

We believe these benefits are ones with which the current beauty industry cannot compete effectively due to their lack of operating margin and older technology platforms. With regard to benefits 1 and 2, we believe the current beauty retailers do not have the margin to offer 5% to a cause and another 5% to a rewards program without reducing their operating profit significantly. This is primarily due to their dependence on their physical store base. As long as they are dependent on their store base as their core revenue generator, their fixed operating costs will limit what they can do to offer similar benefits as BeautyKind.

Regarding benefit 3, the majority of traditional beauty industry online experiences was built on technology platforms that focused on a catalog experience based on e-commerce 1.0. Since then, e-commerce technology has progressed significantly and is focused more on enhanced user experience and interface and a personal shopping experience that is not an online catalog. We believe our technology platform is built on best of breed e-commerce modules that can easily be swapped out for new tech platforms and features that are developed in the future. In essence, we have the ability to easily replace dated features and technology with newer features and technology.

This technology allows us to build online experiences from the customer’s needs, which we believe is a more personalized beauty experience and not a mere extension of the store catalog. We believe our ability to create a personalized home page, recommendation engine, quarterly personalized sample program, and a rich and robust data layer give us a significant advantage that the current beauty retailers cannot match.

An important factor in our marketing and customer retention rate is the wide selection of everyday beauty brands. In August 2014, we launched our business with only 60 brands and now have increased to 135 brands. We are adding new brands every month and plan to add the major beauty brands during the first half of 2016 as we roll out our marketing plan (described below), especially national cable TV and the college sorority tour. We believe as we grow our market share, the major beauty brands will join BeautyKind, which is consistent with our past experiences, including the addition of well-known national brands like Butter London, Laura Geller and Bliss.

Why Customers Will Stay Loyal to BeautyKind

We believe in the principal of Head, Heart and Wallet. This is (1) why a customer chooses a retailer, (2) what emotional benefit the retailer provides the consumer and (3) what financial benefit the retailer provides the consumer.

As the table below illustrates, we are offering the same products for the same price, so there is no opportunity cost for a potential customer to choose us versus another beauty retailer except for the loyalty program. We believe our loyalty program is significantly more financially rewarding than any retailer in the beauty industry today. In addition, we believe the emotional benefit from giving back to a customer’s personal cause will add an additional emotional reward to the financial reward. This is an important distinction because it is not a company driven initiative but rather a personal choice made by the customer, so we believe our emotional benefit is exponential.

Our Results with Little to No Marketing

We have done very little marketing to date. From May to August 2015, we conducted tests of marketing ideas to see if they generated an initial lift in customer acquisition and virality. Based on our results, as the shown by the graphs below, we believe these initiatives were successful.

In Q2 of 2015, we rolled out a gift card with a few online influencers and bloggers. We worked directly with the bloggers and influencers to create their own gift card code, create their personal story for why they believed in BeautyKind, and select beauty products they wanted to showcase. These influencers and bloggers then shared all these things with their followers, which resulted in a spike in our results.

We paused these marketing efforts in Q3 and Q4 of 2015 so we could measure the quality of the customers that we acquired through the bloggers and influencers. These early marketing initiatives enabled us to measure and analyze the customer retention, re-order rate and spend, and at what level the business settled in after the marketing. This analysis allowed us to determine how much we can pay to acquire a customer and what bloggers or influencers are better sources for loyal customers. We believe the graphs below show our customer re-order rate is growing at an adequate level and the business has settled in at a significant step up from the levels before the marketing began. These results were achieved without having the major beauty brands, therefore we expect these results to be higher when we gain the participation of the major brands, which we expect to occur over the next 3 to 12 months.

We believe these trends show we should engage in further marketing to drive customer acquisition. This offering is raising capital to principally drive marketing initiatives, which our data suggests is a very high return on investment.

In the graphics below, “Users” refers to the number of IP addresses that have had at least one session within the selected date range. This includes both new and returning users. “Sessions” refers to the total number of sessions within the selected date range. A session is the period of time a user is actively engaged with our website. Pages/Sessions refers to the average number of pages viewed during a session within the selected date range. Repeated views of a single page are included. Page Views is the total number of pages viewed within the selected date range. Repeated views of a single page are included. Average Session Duration refers to the average length of a session within the selected date range.

Four Customer Acquisition Channels Drive Our Growth

We have four main customer acquisition channels that are driving our revenue growth. Our plan is to leverage these four channels with our marketing strategies.

Our first customer acquisition channel is partnering with local and national causes. We believe this channel is very efficient as we are able to reach thousands to millions of cause driven potential customers. We usually offer the causes a gift card program that gives a new customer discount to their network as an incentive to try BeautyKind. The causes in return receive 5% of the gross product revenue and have added people to their CARE network, which is part of our rewards program.

We plan to donate the money that is currently being held in a dedicated bank account for the causes in the first three months of calendar year 2016. These donations will be via the delivery of checks (a “check drop”) which we will video and post to our social media accounts. Several large and local causes have already earned over $5,000 to $12,000 in the less than nine months since we launched this program. We believe this channel will grow meaningfully as more and more causes earn donations this way. Based on feedback from causes that are receiving their first checks, these causes want to find more ways to partner in 2016.

Our second customer acquisition channel is our BeautyKind Cause Ambassadors. The role of a Cause Ambassador is to:

1)	Identify and support local causes that want to partner with BeautyKind and its gift card program;
2)	Build market awareness for BeautyKind by sharing and talking about BeautyKind locally and through social media; and
3)	Grow customers by sharing their personal gift card program.

Our Cause Ambassadors are comprised of individuals who are cause driven and have developed a local or national network of causes. Cause Ambassadors are not employees. We identify and recruit Cause Ambassadors through a referral from an existing Cause Ambassador or through a referral from a person with whom we are working at a cause. We have weekly Cause Ambassador teleconferences to share current trends, tips and other information that helps them become better Ambassadors. They also have their own internal website where they can request event kits, gift card codes for their causes or add causes to the BeautyKind database. This site also has all the marketing materials they use to communicate with causes.

Cause Ambassadors can earn monthly cash bonuses based on their success in raising money for causes and for referring new customers to our website. Cause Ambassadors also benefit when they work with causes as those causes are added to the Cause Ambassador’s CARE network. This should increase the growth and the size of a Cause Ambassadors CARE network and reward points.

Cause Ambassadors have their personal gift card program, which is similar to a customer’s referral code. The only difference is that a Cause Ambassador’s gift card value is higher than the value of a customer’s referral code. We believe Cause Ambassadors will share their gift card code with many more people than an average customer as they are very passionate about BeautyKind.

We believe this is a very personal and cost effective way to grow our local reach market without adding a fixed operating expense. We will limit the total number of Ambassadors across the country and by city based on algorithms we have built.

Our third customer acquisition channel is based on online and offline referrals. We believe this is another channel where we can leverage network effects and reach many potential customers through one person or influencer. We plan to use a mix of beauty bloggers and influencers, such as celebrities, to spread the brand awareness of BeautyKind. We may incentivize them from time to time based on historical or expected return on investment. We work with Scooter Braun Agency, who has a small equity position in BeautyKind, to help us identify the right influencers. We have a written agreement with Scooter Braun that is performance based. Scooter Braun can earn additional warrants in BeautyKind, up to a maximum of 1,288,255 warrants, based on every $5 million in incremental revenue that their CARE network generates. This agreement expires on October 15, 2016.

We believe this can be a meaningful growth channel, especially with the beauty bloggers once we add the major beauty brands. These influencers and beauty bloggers have created meaningful conversion for us historically, especially with Millennials.

We have worked closely in the past Lindsey Vonn and the Lindsey Vonn Foundation. Her foundation is one of our top causes so far, and we plan to create a social media campaign for her foundation and our first check drop. We also plan to feature her in one of our national cable TV spots. She was featured on EXTRA in April 2015 talking about her partnership with BeautyKind and the Lindsey Vonn Foundation, which led to much press coverage and customer growth.

Our written agreement with Lindsey Vonn recently expired, so we now work with Lindsey and her foundation on a project by project basis. As an example, we are working with her to offer a signed item that we will offer as a prize in a social media contest in return for sharing BeautyKind with friends and family. For this signed item, we will donate money to the Lindsey Vonn Foundation. We may run similar programs with other celebrities and influencers in the future.

Our fourth customer acquisition channel is the Bloomingdale’s store-in-store and the College Sorority Tour described below.

Our Marketing Strategies

We plan to increase significantly our marketing and advertising expenditures in 2016. We believe this is a critical factor in driving our brand awareness which will allow us to increase market share, customer acquisition, sales and revenue. Some marketing channels may include cable TV, digital advertising, search engine optimization, email personalization, paid search, mobile advertising and pop up stores. We do not anticipate spending marketing dollars meaningfully on any of these channels unless we have tested them and can quantify a return on the investment.

Cable TV Advertising

We plan to test national cable TV advertising. This marketing channel has been successful for many e-commerce companies in increasing brand awareness and driving customer acquisition, retention, frequency and average spending. Based on the data from Thinkbox, TV ads create a 39% increase in revenue across all other marketing channels within a three month period after a campaign finishes. We believe national cable TV ads would significantly drive our gift card conversion rate, as well as brand awareness and new customer conversion.

We also believe that this national cable TV program will make BeautyKind a major retailer in the beauty industry and help us obtain additional beauty brands, especially the major beauty brands. Based on the data from one of the media buying companies we would potentially use, a $50,000 per week spending ($2,600,000 per year) may reach 8 to 12 million people. Based on the same data from, we expect a 2% to 4% conversion rate on this marketing program. We are modeling a 2% conversion rate, the lowest end of the range, until we accrue more data based on actual results.

Our first national cable TV advertisement is expected to commence during the first week of March 2016. We chose National Cable TV because we can specifically target a demographic by age and interest and track the results effectively. We can reach millions of people in a very cost effective and targeted manner. We also believe this is the type of marketing programs that the major beauty brands want to see in effect before offering their brands on our website.

After this first advertisement we will determine whether we can achieve the expected results and metrics required to commit significant investments in cable TV advertising. Based on those results, we will decide if and how much we would allocate our capital to this marketing program.

Store-in-Store with Bloomingdale’s Outlet

On November 20, 2015, we began testing our first store-in-store concept with Bloomingdale’s Outlet for the holiday season in their New York City flagship store. A store-in-store concept is where a retailer or brand (like BeautyKind or Ralph Lauren) is given dedicated space in the larger retail store to set up its own dedicated space. This creates the store-in-store effect. We will have to staff the store ourselves with our own employees and also pay 15% of our sales as rent. The advantage of this channel is that we benefit immediately from the customer traffic in this Bloomingdale’s store without having to incur our own marketing expenses.

We believe this store-in-store concept allows BeautyKind the ability to create significant market awareness of our brand and our purpose without having the risk of building and running a stand-alone store, especially when it comes to driving customer traffic and engagement.

BeautyKind should benefit from the customer traffic visiting the store, which should be over 1 million people this year based on Bloomingdale’s site selection research. We believe we will have the opportunity to touch those customers and create a relationship with them in a very scalable and cost effective way. We believe this store will be cash flow positive while creating a halo effect for BeautyKind and our brand. Based on the results, we could open more store-in-store in concepts with Bloomingdale’s Outlet over time. In fact, we have been asked by Bloomingdale’s to open one more BeautyKind store-in-store in the northeast.

This program is based on the success of Sephora inside JC Penney’s program, which launched in October 2006 and today has more than 485 stores and generates more than $500 million in annual revenue. We believe the Bloomingdale’s Outlet program offers BeautyKind the same growth opportunity as the JC Penney program did for Sephora.

College Sorority Tour

The College Sorority Tour is our Millennial marketing strategy to build brand awareness and customer acquisition. Our goal is introduce BeautyKind to college students by using a container pop-up showroom that we can move around to different college campuses and destinations. We will work with sororities, fraternities and clubs on campus to market the pop-up on the campus and drive customers there to engage and learn about BeautyKind.

We will offer our gift card program to the sororities, fraternities and clubs as way for them to raise money for their causes while also building out their CARE Network, which is part of our rewards program. We believe sororities will share their BeautyKind gift card code with their members, alumni, friends, and family. The person receiving the gift card code will have to pick a cause when they redeem the code, which the sorority hopes is the cause that their sorority supports. We believe the benefit to the sorority is that they can give a gift card versus asking someone to make a donation and raise money for the sorority’s cause. BeautyKind benefits because we acquire new customers. The sorority we believe will also benefit because all these customers who use their gift card code will be in the sorority’s CARE network, which means they will earn points from all the purchases in the network. The sorority can redeem their points for cash and use that cash to fund their scholarship programs or they can donate the cash to their cause, or can do both. BeautyKind believes this will create a reason for the sorority to give gift cards to every new class of girls so that they can raise money for their cause and grow their CARE network.

We will work with Photoboxx which allows people to take selfies or pictures with their friends with BeautyKind’s personalized hashtag. These selfies and pictures are uploaded to their and our social media pages with our hashtag, and then they can get a printed version of their selfie or picture at our pop-up. We believe this program will drive viral online sharing and brand growth for us.

As this program grows, we plan to create competitions between colleges and sororities/fraternities/clubs to see who can raise the most money for their causes through BeautyKind’s 5% give back program. We can have conference champions and then a national champion, and the winners could receive samples and products of their favorite brands, make-overs before a major event, or one of our influencers meeting with them.

We will feature our pop up container that is currently under construction, and should be completed to launch at SXSW on March 10, 2016. The pop up container will remain at the SXSW event through March 16th. This Tour will then work its way across college campuses and destination locations, such as Charleston, SC and Vail, CO.

Technology

We plan to increase our expenditures and investments in technology, especially around personalization and mobile communications. We believe that we can create a competitive advantage with our technology, driven by personalization.

We have partnered with Nathan Research, an enterprise software and technology firm providing a portfolio of software products and technology services to specific industry verticals such as retail, e-tail and logistics. They have over 25 years of operational experience with Fortune 50, Big 4 consulting and software industry companies. Their e-commerce specific offerings encompass digital presence, e-branding, digital marketing, sales and marketing execution and e-fulfillment. Their customers range from global, Fortune 50 retailers to small-to-medium enterprises.

We believe customers will continue to increase their mobile engagement and purchasing habits. We plan to invest in a mobile app that facilitates the engagement of customers by delivering relevant and requested information to them more easily and quickly.

We believe customers seek a more personalized beauty experience. One major example is the positive effect in customer shopping experience by changing the customer’s home page from a generic homepage that everyone sees to their own personal beauty counter that they can design. We believe there is a meaningful opportunity to turn that home page into the first step into a curated and personalized beauty experience from home page to checkout to delivery.

We believe our technology will enable us to become a leading retailer in personalized beauty that can further drive customer retention and acquisition.

Distribution

We do not operate any distribution facilities. Instead, we work with Newgistics, a third party distributor. They pick, pack and ship the products in BeautyKind designated boxes, which include our own tissue paper, beauty samples, and any messaging we elect. We have a written agreement with Newgistics pursuant to which we pay Newgistics a minimum of $3,500 per month for storing, picking, and packing our products, plus shipping fees.

We believe the benefits of partnering with a third party distributor include size and scale of operations and significant cost savings in processing orders and shipment. Once the Company is over the $3,500 minimum threshold, the Company will pay the sum of the different rates for each service such as receiving pallets, cases or units, as well as order handling, pick and pack, inventory storage based on bins or pallets, lot tracking, returns, and specified projects, such as special assembly or pick and pack instructions. The Company can also choose from different shipping rates based on the rules the Company creates for shipping zones, shipping priority, and delivery times. Based on these rules, the most cost effective carrier for the delivery is selected. This allows us to deliver the fastest and lowest cost box to the customer.

Inventory is shipped from our suppliers to Newgistics’ distribution center in the Cincinnati/Northern Kentucky region, which is a central location. We carry more than 4,000 products and plan to increase this product quantity meaningfully as we increase the number of brands we offer.

Competition

We face intense competition. We principally compete against large and well-known cosmetics (color), fragrance and skincare retailers that sell broad product lines through various types of retail establishments and other channels, including through the Internet. In addition, we compete against many other beauty brands that manufacture and sell their own beauty product lines such as Clinique, Lancôme, and Kiehl’s sold through retail establishments and other channels, including through the Internet. This industry is highly competitive, and some of our principal competitors are larger than we are and have greater resources than we do and have products that have an established market. Many of these competitors also have the resources to manufacture and market their own products, which we do not intend to do. Self-manufacturing allows our competitors to control the costs of their products more than we can control our costs.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Employees

As of date of this Offering Circular, we have 4 full time employees, 2 part-time hourly employees and a total of 11 independent contractors.

DESCRIPTION OF PROPERTY

As of the date of this Offering Circular, we do not own any real property. We rent 1,182 square feet of office space located at 6101 W. Centinela Ave, Ste. 394, Culver City, CA 90230 for $2,955 per month. Starting on March 15, 2016 we will rent 777 square feet of office space located at 4108 Park Road, Suite 321, Charlotte, NC 28209 for $1,050 per month. We believe that this office space is adequate for our current operations.

During the period from August 6, 2014 (date of inception) through January 31, 2015, the Company occupied office space located in Culver City, California in connection with two lease agreements. Hil Davis provided a personal guarantee on these leases. In addition, during the period from August 6, 2014 (date of inception) through January 31, 2015, the Company leased an apartment used by Mr. Davis. Total rent expense associated with these leases was $48,695 for the period from August 6, 2014 (date of inception) through January 31, 2015.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this Offering Circular, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this Offering Circular, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Results of Operations

The Six Months Ended July 31, 2015

The Company commenced its operations on August 6, 2014 so a comparison to the prior year’s results cannot be made.

The Company had revenues of $517,713 during the six months ended July 31, 2015 based on online product sales. The cost of revenue for this period was $722,657, which consisted of new customer promotion costs of $401,435, merchandise costs of $103,942, shipping costs of $105,475, fulfillment costs of $91,039, packaging costs of $10,412, and rewards earned of $10,354. New customer promotions consist of gift cards which can be used one time by each customer for their first purchase. In addition, our selling, general, and administrative expenses (which includes, among other items, spending on technology and salaries), were $1,818,475 and our interest expense was $38,356. These expenses resulted in a net loss of $2,061,775.

Fiscal Year Ended January 31, 2015

For the period from our August 6, 2014 inception through January 31, 2015, the Company had revenues of $28,053 based on online product sales. The cost of revenue was $39,923, which consisted of which consisted of merchandise costs of $18,121, shipping costs of $7,636, and fulfillment costs of $13,852. In addition, our selling, general, and administrative expenses were $2,333,508 and our interest expense was $25. These expenses resulted in a net loss of $2,345,353.

Liquidity and Capital Resources

We had cash of $680,724 at January 31, 2015 and $515,653 at July 31, 2015, sourced primarily from the proceeds received in private placements of membership units and one promissory note. This promissory note is for $2,000,000 and was issued to an entity controlled by Pierce Marshall, a member of the Board.

The offering of Series A shares was open from September 1, 2014 through January 30, 2015 and 806,352 shares were sold to 32 investors which raised $4,247,458 for the Company.

The offering of Series A-2 shares was open from June 1, 2015 through September 16, 2015 and 1,071,429 shares were sold to 16 investors which raised $6,000,000 for the Company.

We believe that the minimum net proceeds from this offering of approximately $4,600,000 will be sufficient to fund our current operations through January 2017. We do not expect to be able to satisfy our cash requirements solely through sales of beauty products, therefore we expect to rely on equity financing to fund our operations. The sale of additional equity securities could result in additional dilution to our stockholders and those securities may have rights senior to those of our common stock. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

We cannot assure you that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future, and as we begin to prosecute our marketing plan, we expect our operating deficit will continue to grow initially until we begin to generate a sufficient level of revenue from our beauty products.

Our margins and unit level economics

We believe we already have strong unit level economics based on a healthy gross margin and low fixed operating costs. We believe this creates meaningful cash flow per transaction so we can reinvest in marketing and growth drivers that drive revenue and in turn more cash flow. This also results in lowering our capital needs, as we can achieve cash flow positive on limited revenue. This means we can control our cash burn based on the return on investment of our marketing results.

Trend Information

Initially, BeautyKind was focused solely on growing our customer base through influencers and celebrities. As we learned more about why and what drove customer demographics to purchase, we evolved our marketing approach. Our new marketing approach segments Millennials from the Gen X demographic.

We learned that celebrities and influencers resonated with and engaged Millennials at a much higher rate than Gen X. In addition, we learned that Millennials have not developed as strong of an affinity for brands, and are more open to try new brands based on influencer and celebrity recommendations.

We also learned that traditional marketing channels like print and television ads resonated with Gen X more than with Millennials. Additionally, this demographic has developed stronger brand affinities and are more reluctant to try new brands, especially in skincare.

This knowledge has resulted in a two tier marketing approach. We will continue to focus on influencer and celebrity partnerships for Millennials, while also adding the College Sorority Tour into the marketing mix. This Tour will feature our pop up container that is currently under construction, and should be completed to launch at SXSW on March 10, 2016 and remain at the event through March 16th. This Tour will then work its way across college campuses and destination locations, such as Charleston, SC and Vail, CO.

For the Gen X demographic, we have developed our first television ad. This television ad started running on national cable TV on February 29, 2016 and will run through March 14th. We chose National Cable TV because we can specifically target a demographic by age and interest and track the results very effectively. We can reach millions of people in a very cost effective and targeted manner.

Finally, we have learned that the major beauty brands are motivated by two factors, (1) a national marketing initiative that reaches millions of people in a traditional marketing channel that they “value”, such as print or television, and (2) fear of market share loss.

The majority of major beauty brands believe additional retail distribution is a bad strategy and will lead to discounting, so they are very slow to add additional distribution. However, these brands are very focused and driven by market share, so when other brands are increasing market share due to a new retailer, these other brands tend to join that retailer.

We believe that our television ads will not only increase our market shares, it will do so in an emotional and cause-driven manner that enhances customer loyalty and retention. We believe BeautyKind not only provides an opportunity to gain market share, but also gives back to the customer’s causes and helps those causes impact people’s lives.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information concerning our directors, executive officers, and certain of our significant employees as of March 9, 2016. Our Board consists of three individuals who serve terms of one year and hold office until death, resignation or until removed from office in accordance with our Governing Documents. Our officers are appointed by our Board and hold office until their successors are chosen and qualified or removed by our Board.

Name	Position	Age	Term of Office
Executive Officer
John Hilburn Davis IV	Co-Founder, Chief Executive Officer, Chief Financial Officer and Chairman of the Board	43	August 2014
Directors
Neil S. Waterman, III	Director	42	August 2014
Everett Pierce Marshall, Jr.	Director	48	September 2015
Significant Employees
Gina Kohler	Co-Founder, Head of Beauty	49	August 2014
Michael Hawley	General Merchandising Manager	57	August 2014

Executive Officer

John Hilburn Davis IV. Hil Davis is our Co-Founder, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board. Prior to founding the Company in August 2014, Mr. Davis founded J. Hilburn in 2007 and served as its CEO until leaving in fall of 2013 to form the Company. J. Hilburn is a men’s custom clothing company that utilizes a direct sales force and had revenues of $55 million in 2014. J. Hilburn was recognized in Inc. 500 fastest growing companies in 2012 at #221 and again in 2013 at #665. In 2012, J. Hilburn was also named one of Forbes America’s Most Promising Companies and Esquire’s Best Dress Shirt.

Prior to founding J. Hilburn, Mr. Davis was an equity research analyst covering consumer and luxury publicly traded stocks at Thomas Weisel Partners, SunTrust Robinson Humphrey, and Citadel Investment Group. During that time, he spent one year running Investor Relations at Brinker International, a $2.9 billion market capitalization restaurant company that owns Chili’s. While at Brinker, he was instrumental in the CEO winning an IR All Star Award, awarded by IR Magazine. Mr. Davis graduated from Rhodes College with a B.A. in Sociology & Anthropology.

Directors

Neil S. Waterman, III. Neil Waterman became a Director on August 6, 2014. Mr. Waterman founded Catapult Partners in 2008 and serves as its Managing Director. Catapult Partners is a Dallas based, boutique advisory firm that provides consulting and business development services to small and mid-size companies. Prior to founding Catapult Partners, Mr. Waterman spent five years of his career in Latin America. During his time abroad, Neil was involved in various ventures in the hospitality, media, and software fields, and also served on the Board of Directors of Endeavor Chile - a non-profit organization which encourages the growth of entrepreneurs in emerging markets. Mr. Waterman graduated from Southern Methodist University with a B.A. in Political Science and International Studies and received an M.B.A. from both Tulane University and the Universidad de Chile.

Everett Pierce Marshall, Jr. Pierce Marshall became a Director on September 16, 2015. Mr. Marshall has been President and Chief Executive Officer of Élevage Capital Management, LLC since 2011. Élevage Capital Management is an investment management company focused on a number of areas including venture capital and private equity funds as well as real estate. Mr. Marshall is a licensed attorney and also serves as the Vice President and General Counsel of Trof, Inc., a Marshall family holding company located in Dallas. Mr. Marshall was formerly as associate general counsel of Contran Corporation, a family holding company controlled by Harold C. Simmons, based in Dallas, Texas. At Contran, he provided legal guidance and management for three of its holdings that were publicly-traded. Mr. Marshall graduated from the A. B. Freeman School of Business at Tulane University with a B.S. in Management with a concentration in Finance and received a J.D. from the Yale Law School.

Significant Employees

Gina Kohler. Prior to joining the Company in August 2014, Gina Kohler was general manager of three fashion websites, ShoeMint (shoes), StyleMint (apparel) and IntiMint (intimate apparel) for Beachmint, a subscription e-commerce company based in Los Angeles from July 2011 to February 2014. In 2006, Ms. Kohler, as VP of Product Development, helped negotiate and authorize Wen Hair products to be sold by salespeople for Guthy Renker, a direct-to-consumer business. Guthy Renker currently sells $300 million of Wen Hair products on an annual basis. Ms. Kohler graduated from UCLA with a BA in Humanities.

Michael Hawley. Prior to joining the Company in September 2014, Michael Hawley was the principal of a consulting group providing consulting services in the Cosmetics & Fragrance business to retailers, wholesale distributors and the Spa market. Previously, he was Vice President & General Manager of Saks Fifth Avenue’s Chicago flagship store on Michigan Avenue from September 2005 through October 2010. Mr. Hawley was recruited by Saks from his position as founding General Manager of Bloomingdale’s store in SoHo, New York. He held a number of positions of increasing responsibility at Bloomingdale’s from 1996 to 2005, including Regional Merchandise Manager for a $200 million Cosmetic Division.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

From inception through the date of this Offering Circular, Messrs. Waterman and Pierce have not been compensated. At this time, there is no proposed compensation to be made in the future to them.

Set forth below is a table of remuneration that our executive officer and significant employees received from inception through the end of our fiscal year on January 31, 2016.

Name	Capacity in which Compensation Was Received	Fiscal Year End	Cash Compensation ($)		Other Compensation ($)		Total Compensation ($)
Hil Davis	Chief Executive Officer	January 31, 2015	$61,538.48				$61,538.48
		January 31, 2016	$138,461.60	(1)			$138,461.60

Michael Hawley	General Merchandising Manager	January 31, 2015	$68,076.93				$68,076.93
		January 31, 2016	$180,000.02		Indeterminate	(2)	$180,000.02

Gina Kohler	Head of Beauty	January 31, 2015	$79,615.44		Indeterminate	(3)	$79,615.44
		January 31, 2016	$215,192.40				$215,192.40

(1) In calendar year 2015, Mr. Davis received a total of $146,154 in salary (through September 18, 2015). He has not received a salary since September 2015. As the Company’s fiscal year begins on February 1, the $138,461.60 reflected in the table above is Mr. Davis’ compensation from February 1, 2015 through September 18, 2015. Mr. Davis was paid $7,692.40 in January 2015, which was excluded in the total compensation for the fiscal year ended January 31, 2016.

(2) Mr. Hawley received 11,502 Option Shares upon joining the Company. As of March 9, 2016, 5,272 of these Option Shares have vested and been exercised.

(3) Ms. Kohler received 24,286 Option Shares upon joining the Company. As of March 9, 2016, 14,673 of these Option Shares have vested and been exercised.

Pursuant to his employment agreement, in the fiscal year that will end on January 31, 2017, Mr. Hawley is due to receive $175,000. Ms. Kohler’s employment agreement calls for her to receive $230,000 in the fiscal year that will end on January 31, 2017, however, Ms. Kohler has agreed to instead receive $175,000.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of March 9, 2016, the share ownership of our executive officer and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of our Common Stock on a fully-diluted basis (including Preferred Stock on an as-converted basis and Warrant Shares on an as-exercised basis). There are no other shareholders who own more than 10% of our Common Stock on a fully-diluted basis.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable (1)	Percent of Class(2)
Common Stock	Hil Davis, Neil Waterman, and Pierce Marshall as a Group Address: N/A	2,694,745(3)	70,729	72.59%

Common Stock	Hil Davis (via his voting and investment control over the securities held by LAYN Ltd.) 6101 W. Centinela Ave, Ste. 394 Culver City, CA 90230	1,428,850(4)	70,729	39.36%

Common Stock	Pierce Marshall and Buaite Againn LLLP (Mr. Marshall has voting and investment control over these securities) c/o Élevage Capital Management, LLC 7001 Preston Road, Suite 400 Dallas, TX 75205 Attn: President	1,035,849(5)	N/A	27.70%

(1) Consists of 70,729 Option Shares held by Mr. Davis that will vest within the next 60 days.

(2) Assuming the conversion takes place prior to March 10, 2016, the Company will have 1,877,781 shares of Preferred Stock outstanding (806,352 shares of Series A and 1,071,429 shares of Series A-2) and 1,301,632 shares of Common Stock outstanding. An additional 559,672 shares of Common Stock are issuable upon the exercise of warrants (the “Warrant Shares”) and will be outstanding on the Conversion Date. As the shares of Preferred Stock and Warrant Shares are convertible into shares of Common Stock at the option of the holder, on a fully-diluted basis, the Company will have 3,739,085 shares outstanding on the Conversion Date. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

On or shortly before the date the SEC qualifies the Offering Statement of which this Offering Circular form a part, we will convert from a Texas limited liability company (BeautyKind, LLC) to a Delaware corporation pursuant to a merger agreement between BeautyKind, LLC and BeautyKind Gives, LLC, a Delaware limited liability company which is a wholly owned subsidiary of BeautyKind Holdings, Inc. established solely for the purpose of accomplishing corporate conversion. As consideration for this merger, the security holders of BeautyKind, LLC will, pursuant to an exchange agreement, receive one share of the Company’s common or preferred stock for each common unit or preferred unit, respectively, they hold in BeautyKind, LLC. Immediately prior to the merger, BeautyKind, LLC will effect a 1-to-3.5 reverse split of its common and preferred units (the “Reverse Split”). Immediately following the merger, BeautyKind, LLC will be a wholly-owned subsidiary of the Company, and all of the officers and managers of BeautyKind, LLC will become the officers and directors of the Company. All references to shares and units in this Offering Statement assume the effectiveness of the Reverse Split.

(3) This value is a sum of the following holdings held by each officer and director of the Company: (1) 1,428,850 shares held by Hil Davis; (2) 1,035,849 shares held by Pierce Marshall and (3) 230,046 shares beneficially held by Neil Waterman through Catapult.

(4) This value consists of the following number of shares held by LAYN Ltd.: 1,025,571 vested shares, 206,337 Series A-1 shares and 196,942 Series A-2 shares.

(5) This value consists of the following number of shares held by Buaite Againn LLLP and Pierce Marshall: 714,286 Series A-2 shares, 283,617 vested warrant shares and 37,946 Series A-1 shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

From inception through the date of this Offering Circular, the Company was a participant in the following transactions with a member of our Board, our executive officer, or a holder of more than 10% of our voting securities, in which the amount involved exceeded $25,000 (one percent of the Company’s total assets at January 31, 2015):

We-Commerce Asset Purchase Agreement, Notes, Administrative Services Agreement Exclusive Market Agreement and Non-Exclusive License Agreement

Effective April 6, 2015, the Company entered into an asset purchase agreement with We-Commerce whereby the Company sold all of its customer data, customer lists, technology and certain intellectual property assets (including capitalized software and website development) in exchange for a term note receivable totaling $2,260,000, which was based on a valuation performed by a third party valuation firm. The Company entered into this asset purchase agreement so that We-Commerce can, via: (1) the administrative services agreement; and (2) the exclusive market agreement and non-exclusive license agreement described below, provide shared services to the Company as well as aggregate market and customer data from multiple sales verticals unrelated to the beauty industry for the use and benefit of the Company. In addition, this asset purchase agreement allowed the Company, per the exclusive market agreement and non-exclusive license agreement described below, to license this technology at no cost to the Company until the Company has total gross revenues that exceed $12,500,000 per quarter, Additionally, We-Commerce issued one common unit in We-Commerce to the Company’s Series A unit holders for every three Series A units they held on April 6, 2015. These unit holders included all of the Directors (Messrs. Davis, Waterman, and Marshall).

The table below shows how many shares of We-Commerce units holders of Series A and Series A-2 shares received and the percentage ownership of We-Commerce which that equaled.

A-1 Investors	1,136,972	5.72%

A-2 Investors	1,250,000	6.29%

Following the sale of the capitalized software and capitalized website development asset the Company paid additional software and development costs on behalf of We-Commerce in exchange for an additional revolving note receivable due from the related entity totaling $215,039 during the six months ended July 31, 2015. This revolving note receivable is due on demand, bears interest at prime plus 3%, has an initial term of 5 years, is renewable at the option of the Company in 2 year increments and is secured by underlying customer data, customer lists, technology and intellectual property (including capitalized software and website development) discussed above.

Effective April 6, 2015, the Company entered into an administrative services agreement and an exclusive market agreement and non-exclusive license agreement with We-Commerce. Under the administrative services agreement We-Commerce will provide certain technology, administrative accounting, customer data analytics, marketing and operations services to the Company. The initial term of the agreement is twelve months and it automatically renews annually unless terminated by either party. Under the exclusive market agreement and non-exclusive license agreement the Company receives a royalty free license to all customer data, customer lists, technology and intellectual property (including capitalized software and website development) transferred to We-Commerce in exchange for a license fee to be paid to WEC of 1% of total quarterly gross revenues of the Company if total gross revenues exceed $12,500,000 per quarter.

The term note receivable due to the Company requires repayments to the Company from We-Commerce’s 1% revenue share from the Company once total gross revenues of the Company exceed $12,500,000 per quarter, has an initial term of 5 years, is renewable at the option of the Company in 2 year increments upon maturity, bears interest at 3.5% compounded monthly and is secured by underlying customer data, customer lists, technology and intellectual property (including capitalized software and website development) discussed above.

Buaite 10% Note

On April 7, 2015, the Company issued a note to Buaite for an aggregate principal amount of $2 million (the “Buaite Note”). On the same date, Buaite advanced $1 million to the Company. Buaite advanced another $500,000 on June 3, 2015 and another $500,000 on July 10, 2015. The outstanding principal of the Buaite Note carries an interest rate of 10% per annum. The Buaite Note has a maturity date of April 7, 2017. The Buaite Note may be prepaid without any penalty. The outstanding balance on the Buaite Note as of January 21, 2016 was $2,141,808, including accrued interest. Pierce Marshall, a member of our Board, is President of the general partner of Buaite.

Catapult Business Development and Consulting Agreements

On April 21, 2015, the Company entered into a Second Amended and Restated Business Development and Advisory Services with Catapult (the “Catapult Agreement”). This agreement has expired. Catapult was to provide business development referrals in exchange for a one-time fee. The Company paid Catapult a total of $50,000 for these services. In addition, pursuant to the Catapult Agreement, the Company issued a warrant for common units to Catapult.

On October 15, 2015, the Company entered into a separate Consulting Agreement with Catapult to start up, develop and manage BeautyKind's Event Kit Business. BeautyKind’s event kit is utilized by our Cause Ambassadors at local events from fundraisers to PTA conferences to local events. The event kit is comprised of sample beauty products, BeautyKind signage, BeautyKind tablecloths and skirts, BeautyKind branded pens and contact information pens, and any marketing information for the exact event, such as gift cards or flyers. Catapult’s responsibilities include, but, are not limited to, setting up a group calendar, managing the event kit locations, creating “cheat sheets” and “how to” documents and supporting fulfillment efforts for all event kits. In return for these services, Catapult is being paid compensation of $6,850 per month during the term of this agreement. To date, the Company has paid Catapult $13,700 for these services.

Lease Arrangement

During the period from August 6, 2014 (date of inception) through January 31, 2015, the Company occupied office space in connection with two lease agreements. Hil Davis is the personal guarantor on the leases. In addition, during the period from August 6, 2014 (date of inception) through January 31, 2015, the Company leased an apartment used by an executive. Total rent expense associated with these leases was $48,695 for the period from August 6, 2014 (date of inception) through January 31, 2015.

SECURITIES BEING OFFERED

Our Company was originally organized as a Texas limited liability company formed on August 6, 2014. On the Conversion Date we will effect the Reverse Split and convert our Company from a limited liability company to a Delaware corporation pursuant to our Governing Documents. At such time, we will be known as BeautyKind Holdings, Inc.

On the Conversion Date and thereafter, our authorized Capital Stock will consist of: (a) 50,000,000 shares of Preferred Stock, par value of $0.001 per share divided into two series: (i) 25,000,000 Series A shares; and (ii) 25,000,0000 Series A-2 shares; and (b) 150,000,000 shares of Common Stock, par value $0.001 per share. Each share of Preferred Stock is convertible, at the option of the holder, into the same number of shares of Common Stock. Assuming the conversion takes place prior to March 10, 2016, as of the conversion, the Company will have 1,877,781 shares of Preferred Stock outstanding (806,352 shares of Series A and 1,071,429 shares of Series A-2) and 1,301,632 shares of Common Stock outstanding. An additional 559,672 Warrant Shares will be outstanding. As the shares of Preferred Stock and Warrant Shares are convertible into shares of Common Stock at the option of the holder, on a fully-diluted basis, the Company will have 3,739,085 shares outstanding on the Conversion Date. (An additional 716,497 Option Shares will be issuable upon the exercise of options by shareholders as such options vest. Approximately 37,332 Option Shares vest on a monthly basis).

Common and Preferred Stock

Liquidation Rights

Each share of Preferred Stock automatically converts into one share of Common Stock upon: (i) the closing of a qualified public offering (other than the issuance of securities under Regulation A+); (ii) the closing of an institutional investment or financing round greater than $30,000,000; (iii) a Liquidation Event; or (iv) at the Board’s election after the earlier of (a) twelve (12) consecutive months of positive cash flow; or (b) the declaration of a dividend by the Board. A Liquidation Event is a change of control or liquidation, dissolution or winding up of the Company. In the event a holder of Preferred Stock elects not to convert to Common Stock, the holder can receive from the Company an amount equal to one times the original price of the Preferred Stock plus an amount equal to a twenty percent internal rate of return calculated on the original issue price.

The Common Stock and Preferred Stock have the same voting and dividend rights.

Warrant Shares

The Warrant Shares held by Buaite have anti-dilution rights for as long as the debt to Buaite is outstanding.

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the Delaware General Corporate Law (the “DGCL”), the business and affairs of our Company are controlled by, and all powers are exercised by, our Board. Our Board shall consist of not less than three (3) nor more than nine (9) directors, the exact number to be set from time to time by the Board. We anticipate that our Board, as of the completion of the offering, will be comprised of Hil Davis, Pierce Marshall, and Neil Waterman. Our Board shall be elected each year, at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in our Board, may be filled by the affirmative vote of the remaining directors. A director may resign at any time, and the stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate does not provide for cumulative voting.

The Board my designate one or more committees. Such committees shall consist of one or more directors. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

Executive Officers

The Board has the authority to select the executive officers of the Company. The executive officers shall consist of a Chairman of the Board of Directors, a Chief Executive Officer, a Secretary and a Treasurer. In addition, the Board may elect one or more Vice Chairmen, President, Chief Financial Officer and Vice Presidents, and such other offices as the Board may determine. Two or more of the aforementioned offices may be held by the same person. We anticipate that upon completion of this offering, our sole executive officer will be Hil Davis.

At the first meeting of the Board following the annual meeting of stockholders, the Board shall elect the officers. From time to time, the Board may elect other officers. Each officer so elected shall hold office until the first meeting of the Board after the annual meeting of stockholders following the officer’s election and until the officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer may resign at any time and shall be subject to removal at any time, with or without cause, by the affirmative vote of a majority of the entire Board. The Chief Executive Officer shall be in general charge of the general affairs of the Company, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the Chief Executive Officer or the Board may delegate the powers and duties of such officer to any other officer or to any director.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Members

BeautyKind LLC

Culver City, California

We have audited the accompanying financial statements of BeautyKind LLC, which comprise the balance sheet as of January 31, 2015 and the related statements of operations, members’ equity and of cash flows for the period from August 6, 2014 (date of inception) through January 31, 2015 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BeautyKind LLC as of January 31, 2015 and the results of its operations and its cash flows for the period from August 6, 2014 (date of inception) through January 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

VOGEL CPAs, PC

/s/ Vogel CPAs, PC

Certified Public Accountants

Dallas, Texas

October 7, 2015

F-1

BeautyKind LLC

Balance Sheet

January 31, 2015

Assets
Current assets:
Cash and cash equivalents	$680,724
Inventory	187,515
Prepaids and other current assets	17,982

Total current assets	$886,221

Property and equipment, net	24,606

Capitalized software and website development costs, net	1,582,645

Deposits	23,200

Total assets	$2,516,672

Liabilities and Members' Equity

Current liabilities:
Accounts payable	$311,451
Accrued expenses	25,390
Amounts due to members	118,269

Total current liabilities	$455,110

Members' equity	2,061,562

Total liabilities and members' equity	$2,516,672

The accompanying notes are an integral part of these financial statements

F-2

BeautyKind LLC

Statement of Operations

For the Period from August 6, 2014 (date of inception) through January 31, 2015

Revenues	$28,053

Cost of revenues	39,923

Gross margin	$(11,870)

Selling, general and administrative expenses	2,333,508

Operating loss	$(2,345,378)

Interest income	25

Net loss	$(2,345,353)

The accompanying notes are an integral part of these financial statements

F-3

BeautyKind LLC

Statement of Members’ Equity

For the Period from August 6, 2014 (date of inception) through January 31, 2015

					Total
	Common Interests		Preferred Interests		members'
	Units	Amount	Units	Amount	equity

Balance at August 6, 2014 (date of inception)	-	$-	-	$-	$-

Member contributions for common interests	8,611,032	159,456	-	-	159,456

Member contributions for preferred interests	-	-	2,822,232	4,247,459	4,247,459

Net loss for the period	-	(84,862)	-	(2,260,491)	(2,345,353)

Balance at January 31, 2015	8,611,032	$74,594	2,822,232	$1,986,968	$2,061,562

The accompanying notes are an integral part of these financial statements

F-4

BeautyKind LLC

Statement of Cash Flows

For the Period from August 6, 2014 (date of inception) through January 31, 2015

Operating activities:
Net loss	$(2,345,353)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation of property and equipment	2,224
Amortization of capitalized software and website development costs	126,132
Costs funded my members in lieu of cash contributions	896,219
Changes in operating assets and liabilities:
Inventory	(187,515)
Prepaids and other current assets	(17,982)
Deposits and other assets	(23,200)
Accounts payable	311,451
Accrued expenses	25,390

Net cash used by operating activities	$(1,212,634)

Investing activities:
Capitalized website development costs	$(1,359,522)
Purchase of property and equipment	(26,830)

Net cash used by investing activities	(1,386,352)

Financing activities:
Proceeds from member contributions	$3,161,441
Change in amounts due to members	118,269

Net cash provided by financing activities	3,279,710

Increase in cash and cash equivalents	$680,724

Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	$680,724

Supplemental disclosure of cash flow information
Cash paid during period for interest	$-
Capitalized software and website development costs funded by members in lieu of cash contributions	$349,255

The accompanying notes are an integral part of these financial statements

F-5

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Note A - Organization and Nature of Operations

BeautyKind LLC (the “Company”) was formed in the state of Texas on August 6, 2014. The Company is an online retailer of prestige beauty products to consumers. The financial statements include the results of operations of the Company for the period from August 6, 2014 (date of inception) through January 31, 2015.

Note B - Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and certificates of deposit with original maturity dates of three months or less.

Inventories

Inventories, which consist of finished goods are stated at the lower of cost or market with cost based on actual cost using the first-in, first-out method. Management evaluates the carrying value of its inventories periodically and removes the cost of inventories considered nonsalable or for any other reason. When necessary, a reserve for obsolescence is provided to reduce the cost of current inventories to management's estimate of their net realizable value based on forecasts of sales for ensuing years and other factors.

Property and equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, generally three years for computers five years for furniture and fixtures. Renewals and betterments that materially extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred.

Software and website development costs

The Company recognizes software and website development costs in accordance with ASC 350-40 Intangibles – Goodwill and Other – Internal-Use Software and ASC 350-50 Intangibles – Goodwill and Other – Website Development Costs. As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development of its software and website. Costs incurred post implementation in connection with upgrades and enhancements where it is deemed probable that they will provide additional functionality are also capitalized. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Direct internal and external costs incurred in the development phase are capitalized and recognized over the estimated useful life. Capitalized costs include amounts directly related to software and website development such as payroll and payroll-related costs for employees and contract labor who are directly associated with, and who devote time to, the software and website development project. Costs associated with repair or maintenance of the software or website are included in technology related expenses in the accompanying statement of operations.

F-6

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Software and website development costs (continued)

Capitalized software and website development costs are amortized on a straight-line basis over the estimated useful life (generally three years) once the software and website or added website feature are placed into service. The Company capitalized software and website development costs of $1,708,777 during the period from August 6, 2014 (date of inception) through January 31, 2015.

Impairment of long-lived assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. The Company determined that no long-lived assets were impaired at January 31, 2015.

Revenue and cost recognition

The Company recognizes revenues from its online sales upon delivery to the customer. Provisions for discounts, returns and miscellaneous claims from customers are estimated and recorded as a reduction to revenue at the time of sale. Estimates of discretionary discounts, returns and claims are based on historical rates, specific identification of outstanding claims and outstanding returns not yet received from customers and estimated discounts, returns and claims expected, but not yet finalized with customers. The Company provides free standard shipping and handling for customer orders over $50. Shipping and handling charges to customers are included in revenues. Revenues from sales at store-in-store concepts are recognized at the point of sale.

The Company offers new customer “cause” based gift certificates, coupons and e-certificates (collectively, “gift cards”) as promotional items for no consideration. The gift cards do not expire or have inactivity fees. The gift cards provide funds to the new customers that can be applied against purchases currently up to a maximum of $50 per customer. Upon redemption, revenue is recognized net of these new customer promotions and the associated cost of merchandise purchased with the gift cards is recorded as promotional expense included in selling general and administrative expenses in the accompanying statement of operations.

The Company offers a promotional rewards program which allows customers and other parties to earn points for each qualifying purchase made by a customer and any referred customers up to a maximum of 6% of qualifying purchases (before shipping costs and taxes). One reward point equals one $1 in value. The points currently expire 18 months following the date they were earned. The points earned can be used for the purchase of additional products, to pay for shipping expenses, product samples, donated to the chosen charitable organization, redeemed for cash or a combination of any of these items. The value of points earned through this program is recognized as an accrued reward liability and as cost of revenues at the time the points are earned based on management’s estimate of future usage. Upon redemption by the customer or expiration of the points the accrued reward liability is reduced. Revenue is recognized when the reward points are redeemed by the customer for the purchase of additional products and cost of revenues is reduced when the points expire. The value of accrued reward points as of January 31, 2015 was insignificant.

The Company, at its discretion, offers its customers the opportunity to contribute a portion of proceeds from each purchase to a charity designated by the customer at the time of sale. For the period from August 6, 2014 (date of inception) through January 31, 2015 the Company offered its customers the ability to contribute 5% of the proceeds. The customer designated contributions are included in revenues at the time of sale and upon collection from the customer a liability is recorded for the contribution expense. Quarterly these amounts are remitted to BeautyKind Foundation, a related entity that is responsible for remitting the contributions to the ultimate charitable organization designated by the customer. For the period from August 6, 2014 (date of inception) through January 31, 2015 amounts owed to BeautyKind Foundation were insignificant.

F-7

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Cost of revenues

Cost of revenues includes inventory costs as well as warehousing, shipping and handling and one-time setup charges paid to a third party fulfillment center in connection with inventory and customer orders.

Selling, general and administrative expenses

Selling, general and administrative expenses includes payroll, payroll related costs, contract labor, advertising and promotion costs, professional fees, depreciation and amortization and other operating expenses.

Income taxes

The Company is a limited liability company electing to be taxed as a partnership for federal income tax purposes. Accordingly, taxable income or loss is reported to the individual members for inclusion in their respective tax returns, and no provision for federal income taxes is included in the accompanying financial statements. State taxes are insignificant.

The Company accounts for any uncertain tax positions in accordance with the provisions of ASC 740 which clarifies the accounting for uncertainty in tax positions with guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements and requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. Interest expense related to tax liabilities will be recognized in the first period that it would begin to accrue according to the relevant tax law, and will be classified as an operating expense. All of the Company’s returns since inception remain open to examination by the Internal Revenue Service and various state taxing authorities.

Stock-based compensation

The Company accounts for stock-based compensation expense associated with options, warrants and common unit awards in accordance with FASB ASC 718, Stock Compensation. Stock-based compensation expense for common units issued for services and for options and warrants for common units is determined based on the grant date fair value. The fair value is determined by the board of directors based on a variety of factors including the most recent cash sales price of the Company's common units. The Company recognizes stock-based compensation cost net of estimated forfeitures and revises the estimates in subsequent periods if actual forfeitures differ from the estimates. The Company estimates the forfeiture rate based on expected future behavior as historical data is not available. Stock-based compensation for the period from August 6, 2014 (date of inception) through January 31, 2015 was insignificant.

Note C - Liquidity

The accompanying financial statements have been prepared on the assumption that the Company will continue as a going concern. During the period from August 6, 2014 (date of inception) through January 31, 2015, the Company incurred a net loss of $2,345,353, used cash in operations of $1,212,634 and used cash for capital expenditures of $1,386,352. Subsequent to period end the Company has raised additional equity and debt proceeds through issuance of additional preferred interests of $6,000,000 and a loan of $2,000,000. Management believes cash on hand and proceeds received from equity and debt financing received since period end will be sufficient to fund operations for the next twelve months. The Company’s continued existence depends on its ability to generate increased cash flows from operations and its ability to obtain additional financing.

F-8

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Failure to generate additional revenues or raise additional financing will have a material adverse effect on the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D - Property and equipment

As of January 31, 2015, property and equipment consists of the following:

Computer equipment	$9,361
Furniture and fixtures	17,469
26,830
Less accumulated depreciation	2,224

$24,606

Depreciation expense for the period from August 6, 2014 (date of inception) through January 31, 2015 was $2,224.

Note E - Capitalized software and website development costs

As of January 31, 2015, capitalized software and website development costs consist of the following:

Capitalized software and website development costs	$1,708,777
Less accumulated amortization	126,132

$1,582,645

Amortization of capitalized software and website development costs for the period from August 6, 2014 (date of inception) through January 31, 2015 was $126,132 and is included in technology related expenses in the accompany statement of operations.

Note F - Members’ Equity

The Company’s operating agreement established two classes of membership units it was authorized to issue including Common Units and Preferred Units. In connection with its initial financing during the period from August 6, 2014 (date of inception) through January 31, 2015, the Company issued 2,822,232 shares of Series A Preferred Units in consideration for total member contributions of $4,247,459 and issued 8,611,032 Common Units in consideration for total member contributions of $861. Included in these member contributions are $1,086,879 of Preferred Unit consideration related to expenses and capital expenditures of the Company funded personally by two members in lieu of cash contributions. During the period from August 6, 2014 (date of inception) through January 31, 2015, these two members funded additional expenditures of the Company in lieu of cash contributions for Common Units totaling $158,595.

F-9

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Holders of Common Units have voting rights equal to one vote for each Common Unit held and holders of Preferred Units have voting rights equal to one vote for each Common Unit into which the Preferred Units are convertible. Each Preferred Unit is convertible, at the option of the holder thereof, at any time after the date of issuance into such number of Common Units initially at the Preferred Unit issue price, subject to adjustment in accordance with the operating agreement. Preferred Units are subject to automatic conversion upon the closing of a qualified public offering or approval by majority of the Preferred Unit holders, as defined in the operating agreement. Each Preferred Unit is entitled to a liquidation preference equal to the initial purchase price of the Preferred Units. Total Preferred Unit liquidation preference at January 31, 2015 is $4,247,459.

Unless otherwise approved by the board of directors all Common Units issued after the initial closing of the Company are to be issued after the Common Units are earned for services rendered to the Company or will vest over a four year period, with 25% of the units vesting following twelve months of continued employment or service with the remaining Common Units vesting in equal monthly installments over the following thirty six months.

Note G – Stock-based compensation

Effective September 24, 2014, in connection with a business development and advisory services agreement, the Company granted 161,032 Common Units to a vendor which vested immediately. The fair value of these services provided and units granted were determined to be insignificant.

Effective September 24, 2014, in connection with a business development and advisory services agreement, the Company granted warrants to a vendor to purchase 1,610,318 Common Units at an exercise price of $.0001 per unit. 322,063 of these warrants vested on October 15, 2014 and the remaining 1,288,525 warrants vest at a rate of 322,064 warrants for every incremental $5,000,000 of revenues the Company generates. The remaining warrants may vest sooner if the vendor meets certain additional milestones contained in the business development and advisory agreement. The fair value of the services provided and the grant date fair value of the warrants granted was determined to be insignificant. The warrants expire on July 1, 2024.

Effective January 1, 2015, in connection with a business development and advisory services agreement, the Company granted warrants to a vendor to purchase 161,032 Common Units at an exercise price of $.0001 per unit. 40,258 of these warrants vest quarterly over eight quarters following grant (5,032.25 per quarter) and the remaining 120,774 warrants vest at a rate of 40,258 warrants for every incremental $250,000 of revenues the Company generates from the vendor’s network. The fair value of the services provided and the grant date fair value of the warrants granted was determined to be insignificant. The warrants expire on January 1, 2025.

Note H - Commitments and contingencies

Litigation

From time to time, the Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of such matters when they arise will not have a material effect on the Company's consolidated financial position or results of operations.

Customer rewards liability

The Company has executed written agreements with two parties and has a general practice with all of its customers and other parties that promote the Company whereby the Company offers a promotional rewards program which allows customer and other parties to earn points for each qualifying purchase made by a customer and any referred customers up to a maximum of 6% of qualifying purchases. The points earned can be used for the purchase of additional products or product samples, to pay for shipping expenses, donated to the chosen charitable organization, redeemed for cash or a combination of these items. Total rewards earned for the period from August 6, 2014 (date of inception) through January 31, 2015 was insignificant.

F-10

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Effective February 1, 2015, the Company executed an agreement with a third party whereby, in addition to the rewards discussed above, the Company is required to pay a guaranteed commission payment to the third party of $250,000 payable over five unequal payments by December 31, 2015.

Note I - Significant risks and concentrations

The Company had balances in a bank of $430,724 in excess of the federally insured amounts of $250,000 for each institution. These balances are before considering outstanding items.

Note J - Related party transactions

During the period from August 6, 2014 (date of inception) through January 31, 2015, Company expenses and capital expenditures totaling $1,245,474 were paid by two members of the Company in lieu of Preferred and Common Unit cash contributions. Additional Company expenses and capital expenditures totaling $228,379 were paid by the two members and were reimbursed or scheduled to be reimbursed by the Company as of January 31, 2015. Unreimbursed amounts due to the two members totaled $118,269 at January 31, 2015.

During the period from August 6, 2014 (date of inception) through January 31, 2015, the Company occupied office space in connection with two lease agreements. The Company pays the rent under these two lease agreements on behalf of its majority member and a related entity but is not party to the lease agreement. In addition, during the period from August 6, 2014 (date of inception) through January 31, 2015, the Company leased an apartment used by an executive. Total rent expense associated with these leases was $48,695 for the period from August 6, 2014 (date of inception) through January 31, 2015.

Note K - Subsequent events

Effective February 1, 2015, the Company entered into a services and license agreement with a third party that includes a guaranteed minimal commission payment for services rendered totaling $250,000 payable over eleven months. $130,000 of this amount has been paid through the date of this report and the remaining $120,000 is required to be paid in two equal installments in October and December 2015.

Effective April 6, 2015, the Company entered into an Asset Purchase Agreement with We-Commerce Holdings, LLC, an entity related through common ownership whereby the Company transferred all of its customer data, customer lists, technology and intellectual property (including capitalized software and website development costs) to a related entity in exchange for common interests in the related entity and additional purchase consideration to be based on the fair value of the transferred assets which is yet to be determined. In connection with the exchange, Series A Preferred Unitholders of the Company received one Common Unit of the related entity for every three Series A Preferred Units of the Company.

F-11

BeautyKind LLC

Notes to Financial Statements

January 31, 2015

Effective April 6, 2015, the Company entered into an administrative services agreement and an exclusive market agreement and non-exclusive license agreement with the related entity discussed above. Under the administrative services agreement the related entity will provide certain technology services and may provide administrative, accounting and operations services to the Company. The initial term of the agreement is twelve months and it automatically renews annually unless terminated by either party. Under the exclusive market agreement and non-exclusive license agreement the Company receives a royalty free license to all customer data, customer lists, technology and intellectual property (including capitalized software and website development costs) transferred to the related entity in exchange for a license fee to be paid to the related entity of 1% of total quarterly gross revenues if total quarterly gross revenues exceed $12,500,000.

Effective April 7, 2015, the Company entered into a secured Mezzanine loan agreement with an unrelated entity which provides maximum borrowings of $2,000,000. Interest under the loan agreement is 10% per annum and all principal and interest is due on April 7, 2017. The loan agreement is secured by all assets of the Company and all assets of We-Commerce Holdings, LLC and is fully guaranteed by the majority member of the Company. The Company has borrowed $2,000,000 under this loan agreement as of the date of this report.

For the period from February 1, 2015 through the date of this report the Company has issued 3,750,000 additional Preferred Units for total cash proceeds of $6,000,000.

Subsequent events have been evaluated through October 7, 2015, which is the date the financial statements were available to be issued.

F-12

Report of Independent Registered Public Accounting Firm

To the Members

BeautyKind LLC

Culver City, California

We have reviewed the accompanying balance sheet of BeautyKind LLC as of July 31, 2015, and the related statements of operations, of members’ equity and of cash flows for the six months then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information as a whole. Accordingly, we do not express such an opinion.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

VOGEL CPAs, PC

/s/ Vogel CPAs, PC

Certified Public Accountants

Dallas, Texas

December 16, 2015

F-13

BeautyKind LLC

Balance Sheets

	July 31, 2015	January 31, 2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$515,653	$680,724
Inventory	789,697	187,515
Prepaids and other current assets	-	17,982

Total current assets	$1,305,350	$886,221

Property and equipment, net	21,299	24,606

Capitalized software and website development costs, net	-	1,582,645

Notes receivable due from related party	1,791,383	-

Deposits	23,345	23,200

Total assets	$3,141,377	$2,516,672

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$571,509	$311,451
Accrued expenses	68,181	25,390
Amounts due to members	101,900	118,269

Total current liabilities	$741,590	$455,110

Long-term debt	$2,000,000	$-

Members' equity:
Members' equity	$1,083,443	$2,061,562
Note receivable due from related party	(683,656)	-

Total members' equity	$399,787	$2,061,562

Total liabilities and members' equity	$3,141,377	$2,516,672

See accompanying notes and report of independent registered public accounting firm.

F-14

BeautyKind LLC

Statement of Operations

(Unaudited)

For the Six Months Ended July 31, 2015

Revenues:
Product sales	$517,713

Less new customer promotions	(401,435)

Net revenues	$116,278

Cost of revenues	321,222

Gross margin	$(204,944)

Selling, general and administrative expenses	1,818,475

Operating loss	$(2,023,419)

Interest expense	38,356

Net loss	$(2,061,775)

The accompanying notes are an integral part of these financial statements

F-15

BeautyKind LLC

Statement of Members’ Equity

(Unaudited)

For the Six Months Ended July 31, 2015

					Note receivable	Total
	Common Interests		Preferred Interests		due from	members'
	Units	Amount	Units	Amount	related party	equity

Balance at January 31, 2015	8,611,032	$74,594	2,822,232	$1,986,968	$-	$2,061,562

Member non-cash contributions	-	22,678	-	660,978	-	683,656

Notes receivable due from related party	-	-	-	-	(683,656)	(683,656)

Member cash contributions for preferred interests	-	-	250,000	400,000	-	400,000

Net loss for the period	-	(68,394)	-	(1,993,381)	-	(2,061,775)

Balance at July 31, 2015	8,611,032	$28,878	3,072,232	$1,054,565	$(683,656)	$399,787

See accompanying notes and report of independent registered public accounting firm.

F-16

BeautyKind LLC

Statement of Cash Flows

(Unaudited)

For the Six Months Ended July 31, 2015

Operating activities:
Net loss	$(2,061,775)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation of property and equipment	3,307
Amortization of capitalized software and website development costs	106,652
Changes in operating assets and liabilities:
Inventory	(602,182)
Prepaids and other current assets	17,982
Deposits and other assets	(145)
Accounts payable	260,058
Accrued expenses	42,791

Net cash used by operating activities	$(2,233,312)

Investing activities:
Capitalized website development costs	$(100,351)
Additions to notes receivable due from related party	(215,039)

Net cash used by investing activities	$(315,390)

Financing activities:
Proceeds from member contributions	$400,000
Proceeds from long-term debt	$2,000,000
Change in amounts due to members	(16,369)

Net cash provided by financing activities	2,383,631

Decrease in cash and cash equivalents	$(165,071)

Cash and cash equivalents at beginning of period	680,724

Cash and cash equivalents at end of period	$515,653

Supplemental disclosure of cash flow information
Cash paid during period for interest	$-
Cash paid during period for income taxes	$-

Supplemental disclosure of non-cash investing activities:
Notes receivable issued in connection with sale of software and website development	$2,260,000

The accompanying notes are an integral part of these financial statements

F-17

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Note A - Organization and nature of operations

BeautyKind LLC (the “Company”) was formed in the state of Texas on August 6, 2014. The Company is an online retailer of prestige beauty products to consumers.

Note B - Significant accounting policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and certificates of deposit with original maturity dates of three months or less.

Inventories

Inventories, which consist of finished goods, are stated at the lower of cost or market with cost based on actual cost using the first-in, first-out method. Management evaluates the carrying value of its inventories periodically and removes the cost of inventories considered nonsalable. When necessary, a reserve for obsolescence is provided to reduce the cost of current inventories to management's estimate of their net realizable value based on forecasts of sales for ensuing years and other factors.

Property and equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, generally three years for computers and five years for furniture and fixtures. Renewals and betterments that materially extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred.

Software and website development costs

The Company recognizes software and website development costs in accordance with ASC 350-40 Intangibles – Goodwill and Other – Internal-Use Software and ASC 350-50 Intangibles – Goodwill and Other – Website Development Costs. As such, the Company expenses all costs incurred that relate to the planning and post-implementation phases of development of its software and website. Costs incurred post- implementation in connection with upgrades and enhancements where it is deemed probable that they will provide additional functionality are also capitalized. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Direct internal and external costs incurred in the development phase are capitalized and recognized over the estimated useful life. Capitalized costs include amounts directly related to software and website development such as payroll and payroll-related costs for employees and contract labor who are directly associated with, and who devote time to, the software and website development project. Costs associated with repair or maintenance of the software or website are included in selling, general and administrative expenses in the accompanying statement of operations.

F-18

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Software and website development costs (continued)

Capitalized software and website development costs are amortized on a straight-line basis over the estimated useful life (generally three years) once the software and website or added website feature are placed into service. The Company capitalized software and website development costs of $100,351 during the six months ended July 31, 2015. See discussion of sale of software and website in notes E and F.

Impairment of long-lived assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. The Company determined that no long-lived assets were impaired at July 31, 2015.

Revenue and cost recognition

The Company recognizes revenues from its online sales upon delivery to the customer. Provisions for discounts, returns and miscellaneous claims from customers are estimated and recorded as a reduction to revenue at the time of sale. Estimates of discretionary discounts, returns and claims are based on historical rates, specific identification of outstanding claims and outstanding returns not yet received from customers and estimated discounts, returns and claims expected, but not yet finalized with customers. The Company provides free standard shipping and handling for customer orders over $50. Shipping and handling charges to customers are included in revenues. Revenues from sales at store-in-store concepts are recognized at the point of sale.

The Company offers new customer “cause” based gift certificates, coupons and e-certificates (collectively, “gift cards”) as promotional items for no consideration. The gift cards do not expire or have inactivity fees. The gift cards provide funds (up to a maximum of $50) to the new customers that can be applied against purchases. Upon redemption, revenue is recognized net of these new customer promotions and the associated cost of merchandise purchased with the gift cards is recorded as promotional expense included in selling general and administrative expenses in the accompanying statement of operations.

The Company offers a promotional rewards program which allows customers and other parties to earn points for each qualifying purchase made by a customer and any referred customers up to a maximum of 6% of qualifying purchases (before shipping costs and taxes). One reward point equals one $1 in value. The points currently expire 18 months following the date they were earned. The points earned can be used for the purchase of additional products, to pay for shipping expenses, product samples, donated to the chosen charitable organization, redeemed for cash or a combination of any of these items. The value of points earned through this program is recognized as an accrued reward liability and as cost of revenues at the time the points are earned based on management’s estimate of future usage. Upon redemption by the customer or expiration of the points the accrued reward liability is reduced. Revenue is recognized when the reward points are redeemed by the customer for the purchase of additional products and cost of revenues is reduced when the points expire. The value of accrued reward discounts as of July 31, 2015 was $10,354.

The Company, at its discretion, offers its customers the opportunity to contribute a portion of proceeds from each purchase to a charity designated by the customer at the time of sale. For the six months ended July 31, 2015, the Company offered its customers the ability to contribute 5% of the proceeds. The customer-designated contributions are included in revenues at the time of sale and upon collection from the customer, a liability is recorded for the cause contribution expense. Quarterly, these amounts are remitted to BeautyKind Foundation, a related entity that is responsible for remitting the contributions to the charitable organization designated by the customer. As of July 31, 2015, amounts owed to BeautyKind Foundation were insignificant.

F-19

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Cost of revenues

Cost of revenues includes inventory costs as well as warehousing, shipping and handling, and one-time setup charges paid to a third party fulfillment center in connection with inventory and customer orders.

Selling, general and administrative expenses

Selling, general and administrative expenses include payroll, payroll related costs, contract labor, advertising and promotion costs, professional fees, depreciation and amortization and other operating expenses.

Income taxes

The Company is a limited liability company electing to be taxed as a partnership for federal income tax purposes. Accordingly, taxable income or loss is reported to the individual members for inclusion in their respective tax returns, and no provision for federal income taxes is included in the accompanying financial statements. State taxes are insignificant.

The Company accounts for any uncertain tax positions in accordance with the provisions of ASC 740, which clarifies the accounting for uncertainty in tax positions with guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements and requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely to be realized upon ultimate settlement. Interest expense related to tax liabilities will be recognized in the first period that it would begin to accrue according to the relevant tax law, and will be classified as an operating expense. All of the Company’s returns since inception remain open to examination by the Internal Revenue Service and various state taxing authorities.

Stock-based compensation

The Company accounts for stock-based compensation expense associated with options, warrants and common unit awards in accordance with FASB ASC 718, Stock Compensation. Stock-based compensation expense for common units issued for services and for options and warrants for common units is determined based on the grant date fair value. The fair value is determined by the board of directors based on a variety of factors including the most recent cash sales price of the Company's common units. The Company recognizes stock-based compensation cost net of estimated forfeitures and revises the estimates in subsequent periods if actual forfeitures differ from the estimates. The Company estimates the forfeiture rate based on expected future behavior because historical data is not available. Stock-based compensation for the six months ended July 31, 2015 was insignificant.

Marketing expenses

Marketing expenses include costs for advertising, public relations, digital marketing, promotions, cause contributions and other promotional items and are included in selling, general and administrative expenses in the accompanying statement of operations. The Company expenses marketing costs as incurred. Total marketing costs were $704,293 for the six months ended July 31, 2015.

Shipping and handling

Amounts billed to customers for shipping and handling are included in product sales, while shipping and handling costs are classified as cost of revenues.

F-20

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Taxes collected

The Company collects sales taxes assessed by governmental authorities imposed on sales to customers. Sales taxes collected are excluded from revenues; net amounts due are reported as a liability on the Company's balance sheet.

Note C - Liquidity

The accompanying financial statements have been prepared on the assumption that the Company will continue as a going concern. During the six months ended July 31, 2015, the Company incurred a net loss of $2,061,775, used cash in operations of $2,233,312 and used cash for capital expenditures of $100,351. During the six months ended July 31, 2015 the Company has raised additional equity and debt proceeds of $400,000 and $2,000,000, respectively. Subsequent to period end the Company has raised additional equity proceeds through issuance of additional preferred interests of $5,400,000. Management believes cash on hand and proceeds received from equity financing received since period end will be sufficient to fund operations for the next twelve months. The Company’s continued existence depends on its ability to generate increased cash flows from operations and its ability to obtain additional financing.

Failure to generate additional revenues or raise additional financing will have a material adverse effect on the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D - Property and equipment

As of July 31, 2015, property and equipment consist of the following:

Computer equipment	$9,361
Furniture and fixtures	17,469
$26,830
Less accumulated depreciation	5,531

$21,299

Depreciation expense for the six months ended July 31, 2014 was $3,307.

Note E - Capitalized software and website development costs

Effective April 6, 2015, the Company entered into an asset purchase agreement with We-Commerce Holdings, LLC, (WEC) an entity related through common ownership whereby the Company sold all of its customer data, customer lists, technology and intellectual property (including capitalized software and website development costs) to WEC in exchange for notes receivable. At July 31, 2015, there are no capitalized software and website development costs remaining. See further discussion in Note F.

F-21

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Amortization of capitalized software and website development costs through the date of the sale discussed above for six months ended July 31, 2015 was $106,652 and is included in selling, general and administrative expenses in the accompany statement of operations.

Note F - Related party transactions

Sale of intellectual property and related transactions

Effective April 6, 2015, the Company entered into an asset purchase agreement with WEC whereby the Company sold all of its customer data, customer lists, technology and intellectual property (including capitalized software and website development) in exchange for a term note receivable totaling $2,260,000, which was based on a valuation performed by a third party valuation firm. Additionally, the Series A Preferred Unitholders of the Company received one Common Unit of WEC for every three Series A Preferred Units of the Company.

Following the sale of the capitalized software and capitalized website development asset the Company paid additional software and development costs on behalf of WEC in exchange for an additional revolving note receivable due from the related entity totaling $215,039 during the six months ended July 31, 2015. This revolving note receivable is due on demand, bears interest at prime plus 3%, has an initial term of 5 years, is renewable at the option of the Company in 2 year increments and is secured by underlying customer data, customer lists, technology and intellectual property (including capitalized software and website development) discussed above.

Effective April 6, 2015, the Company entered into an administrative services agreement and an exclusive market agreement and non-exclusive license agreement with WEC. Under the administrative services agreement WEC will provide certain technology, administrative accounting, customer data analytics, marketing and operations services to the Company. The initial term of the agreement is twelve months and it automatically renews annually unless terminated by either party. Under the exclusive market agreement and non-exclusive license agreement the Company receives a royalty free license to all customer data, customer lists, technology and intellectual property (including capitalized software and website development) transferred to WEC in exchange for a license fee to be paid to WEC of 1% of total quarterly gross revenues of the Company if total quarterly gross revenues exceed $12,500,000. As consideration to be paid by the Company under this agreement was undeterminable, no related asset or obligation has been recorded.

The term note receivable due to the Company requires repayments to the Company from WEC’s 1% revenue share from the Company once total quarterly gross revenues of the Company exceed $12,500,000, has an initial term of 5 years, is renewable at the option of the Company in 2 year increments upon maturity, bears interest at 3.5% compounded monthly and is secured by underlying customer data, customer lists, technology and intellectual property (including capitalized software and website development) discussed above.

As of the date of this transaction the net book value of software and capitalized website development costs was $1,576,344. Due to the related party nature of this transaction, the Company recorded the excess sales price over the net book value of the capitalized software and website development of $683,656 as a capital contribution. Accordingly, $683,656 of the total note receivable was recorded as a subscription receivable and a reduction of members’ equity.

A summary of the notes receivable due from WEC is as follows at July 31, 2015:

Term note due from WEC from initial sale	$2,260,000
Revolving note due from WEC for additional software and website development costs paid by Company	215,039
$2,475,039
Less portion of term note recorded as reduction of members' equity	683,656

$1,791,383

F-22

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Leases

During the six months ended July 31, 2015, the Company occupied office space in connection with two lease agreements. The Company pays the rent under these two lease agreements on behalf of its majority member and a related entity but is not party to the lease agreement. In addition, during the six months ended July 31, 2015, the Company leased an apartment used by an executive. Total rent expense associated with these leases was $46,451 for the six months ended July 31, 2015.

Note G – Long-term debt

Effective April 7, 2015, the Company entered into a secured Mezzanine loan agreement with an unrelated entity which provides maximum borrowings of $2,000,000. Interest under the loan agreement is at 10% per annum and all principal and interest is due on April 7, 2017. The loan agreement is secured by all assets of the Company and all assets of We-Commerce Holdings, LLC and is fully guaranteed by the majority member of the Company. The total outstanding under this loan agreement at July 31, 2015 was $2,000,000.

Note H - Members’ equity

The Company’s operating agreement established two classes of membership units it was authorized to issue including Common Units and Preferred Units. In connection with its initial financing during the period from August 6, 2014 (date of inception) through January 31, 2015, the Company issued 2,822,232 shares of Series A Preferred Units in consideration for total member contributions of $4,247,459 and issued 8,611,032 Common Units in consideration for total member contributions of $861. Included in these member contributions are $1,086,879 of Preferred Unit consideration related to expenses and capital expenditures of the Company funded personally by two members in lieu of cash contributions. During the period from August 6, 2014 (date of inception) through January 31, 2015, these two members funded additional expenditures of the Company in lieu of cash contributions for Common Units totaling $158,595.

During the six months ended July 31, 2015, the Company issued 250,000 shares of Series A Preferred Units in consideration for total member contributions of $400,000.

Holders of Common Units have voting rights equal to one vote for each Common Unit held and holders of Preferred Units have voting rights equal to one vote for each Common Unit into which the Preferred Units are convertible. Each Preferred Unit is convertible, at the option of the holder thereof, at any time after the date of issuance into such number of Common Units initially at the Preferred Unit issue price, subject to adjustment in accordance with the operating agreement. Preferred Units are subject to automatic conversion upon the closing of a qualified public offering or approval by majority of the Preferred Unit holders, as defined in the operating agreement. Each Preferred Unit is entitled to a liquidation preference equal to the initial purchase price of the Preferred Units. Total Preferred Unit liquidation preference at July 31, 2015 is $4,647,459.

Note I – Stock-based compensation

Effective April 7, 2015, in connection with the issuance of long-term debt discussed in Note G the Company granted warrants to purchase Common Units to the lender equal to 5% of the then outstanding Common Units on a fully-diluted basis (approximately 805,000 Common Units as of date of transaction) which vested immediately. The fair value of the warrants on the date of grant were determined to be insignificant.

F-23

BeautyKind LLC

Notes to Financial Statements

July 31, 2015

(Unaudited)

Note J - Commitments and contingencies

Litigation

From time to time, the Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of such matters when they arise will not have a material effect on the Company's consolidated financial position or results of operations.

Customer rewards liability

The Company has executed written agreements with two parties and has a general practice with all of its customers and other parties that promote the Company whereby the Company offers a promotional rewards program which allows customer and other parties to earn points for each qualifying purchase made by a customer and any referred customers up to a maximum of 6% of qualifying purchases. The points earned can be used for the purchase of additional products or product samples, to pay for shipping expenses, donated to the chosen charitable organization, redeemed for cash or a combination of these items. Total rewards earned for the six months ended July 31, 2015 was $10,354.

Guaranty payments

Effective February 1, 2015, the Company executed an agreement with a third party whereby, in addition to the rewards discussed above, the Company is required to pay a guaranteed commission payment to the third party of $250,000 payable over 5 unequal payments by December 31, 2015. The expense associated with this agreement is being recognized ratably over the term of the agreement and $70,000 in guaranteed commission payments have been made by the Company as of July 31, 2015. As of the date of this report $60,000 of guaranteed commission payments remain due under the agreement.

Note K - Significant risks and concentrations

The Company had balances in a bank of $265,653 in excess of the federally insured amounts of $250,000 for each institution. These balances are before considering outstanding items.

Note L - Subsequent events

For the period from July 31, 2015 through the date of this report the Company has issued 3,375,000 additional Preferred Units for total cash proceeds of $5,400,000.

Subsequent events have been evaluated through December 16, 2015, which is the date the financial statements were available to be issued.

F-24

PART III

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

(1)(a)	Form of Underwriting Agreement by and between our Underwriter and us. *

(1)(b)	Form of Underwriter Warrant. *

(2)(a)	Certificate of Incorporation of BeautyKind Holdings, Inc. to be effective prior to the initial closing of this offering. **

(2)(b)	Form of Bylaws of BeautyKind Holdings, Inc., to be effective prior to the initial closing of this offering. **

(4)	Form of Subscription Agreement. ***

(6)(a)	Exclusive Market Agreement and Non-Exclusive License with We Commerce Holdings, LLC. **

(6)(b)	Asset Purchase Agreement with We-Commerce, LLC. **

(6)(c)	Administrative Services Agreement with We Commerce Holdings, LLC. **

(6)(d)	Mezzanine Loan Agreement with Buaite Againn, LLLP. **

(6)(e)	Security Agreement with Buaite Againn, LLLP. **

(6)(f)	Promissory Note Issued to Buaite Againn, LLLP. **

(6)(g)	Pledge and Security Agreement with We-Commerce Holdings, LLC. **

(6)(h)	Promissory Note Issued by We-Commerce Holdings, LLC to BeautyKind, LLC. **

(6)(i)	Revolver Note Issued by We-Commerce Holdings, LLC to BeautyKind, LLC. **

(6)(j)	Independent Contractor Agreement with Catapult Funding Partners, L.P. **

(6)(k)	Temporary License Agreement with Bloomingdale’s The Outlet Store, Inc. **

(6)(l)	Employment Agreement with Hil Davis. **

(6)(m)	Employment Agreement with Gina Kohler. **

(6)(n)	Employment Agreement with Michael Hawley. **

(6)(o)	Guaranty Agreement Signed by Hil Davis in connection with Mezzanine Loan Agreement with Buaite Againn, LLLP. ***

(6)(p)	Common Unit Purchase Agreement with Hil Davis. ***

(6)(q)	Office Lease – Culver City, CA. ***

(6)(r)	Office Lease – Charlotte, NC. ***

(7)	Form of Merger and Exchange Agreement among BeautyKind, LLC, BeautyKind Gives, LLC, and BeautyKind Holdings, Inc., to be effective prior to the initial closing of this offering. *

(8)	Form of Escrow Agreement. ***

(11)(a)	Consent of Vogel CPAs, PC. ***

(11)(b)	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. ****

(12)	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C. *

* To be filed by amendment.

** Filed on February 5, 2016.

*** Filed herewith.

**** Included with the legal opinion provided pursuant to Item (12).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on this 9th day of March, 2016.

BEAUTYKIND, LLC

By:	/s/ John Hilburn Davis, IV
John Hilburn Davis, IV
Manager, Chief Executive Officer, and Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Hilburn Davis, IV John Hilburn Davis, IV	Manager, Chief Executive Officer, and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)	March 9, 2016

/s/ Neil S. Waterman, III Neil S. Waterman, III	Manager	March 9, 2016

/s/ Everett Pierce Marshall, Jr. Everett Pierce Marshall, Jr.	Manager	March 9, 2016

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